   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1997
                                                REGISTRATION NO. 333-38271
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ---------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                         MAGAININ PHARMACEUTICALS INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                       2834                      13-3445668
  (STATE OR OTHER         (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
  JURISDICTION OF            CLASSIFICATION NO.)             IDENTIFICATION NO.)
  INCORPORATION OR
   ORGANIZATION)


                               5110 CAMPUS DRIVE
                          PLYMOUTH MEETING, PA 19462
                                (610) 941-4020
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                                  JAY MOORIN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         MAGAININ PHARMACEUTICALS INC.
                               5110 CAMPUS DRIVE
                          PLYMOUTH MEETING, PA 19462
                                (610) 941-4020
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                       COPIES OF ALL COMMUNICATIONS TO:
          DAVID R. KING                            JAMES R. TANENBAUM
   MORGAN, LEWIS & BOCKIUS LLP               STROOCK & STROOCK & LAVAN LLP
      2000 ONE LOGAN SQUARE                   180 MAIDEN LANE, 35TH FLOOR
   PHILADELPHIA, PA 19103-6993                     NEW YORK, NY 10038
          (215) 963-5000                             (212) 806-5400


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                  PROPOSED       PROPOSED
                                  AMOUNT          MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS OF           TO BE       OFFERING PRICE   AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED       PER SHARE    OFFERING PRICE REGISTRATION FEE
---------------------------------------------------------------------------------------------
 Common Stock, $.002 par         2,875,000
  value.................         shares(1)        $9.00(2)    $25,875,000(2)   $7,840.91(3)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 375,000 shares, which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Based on the average of the reported high and low sales of the Common Stock reported on the Nasdaq National Market on November 7, 1997, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(3) Fee of $9,531.06 previously paid in connection with the filing of the Company's Registration Statement on Form S-3 on October 20, 1997.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 10, 1997

PROSPECTUS

                                2,500,000 SHARES

                         MAGAININ PHARMACEUTICALS INC.

                                  COMMON STOCK

   All of the shares of Common Stock offered hereby are being sold by Magainin Pharmaceuticals Inc. ("Magainin" or the "Company"). The Company's Common Stock is quoted on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "MAGN." On November 7, 1997, the last reported sale price of the Common Stock was $8.875 per share.

                                  -----------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share....................................    $          $            $
--------------------------------------------------------------------------------
Total(3).....................................   $          $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the several Underwriters

(2) Before deducting expenses payable by the Company estimated at $275,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $   , $
    and $   , respectively, See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about       , 1997 at the office of the agent of Hambrecht &
Quist LLC in New York, New York.

HAMBRECHT & QUIST
                        BANCAMERICA ROBERTSON STEPHENS
                                                                COWEN & COMPANY

      , 1997

                             AVAILABLE INFORMATION

  This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

  Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by references to the copy of the applicable document filed with the Commission.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, such material may be obtained at the web site the Commission maintains at "http://www.sec.gov", which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Reports and proxy statements concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1996, (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and (3) the description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act on November 7, 1991 and as amended on January 15, 1993, including any amendment or reports filed for the purpose of updating such description.

  All documents filed by the Company pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. The Company will provide without charge to each person to whom this Prospectus is delivered, a copy of any and all such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference herein), upon written or oral request to Michael R. Dougherty, Executive Vice President and Chief Financial Officer, Magainin Pharmaceuticals Inc., 5110 Campus Drive. Plymouth Meeting, PA 19462,
(610)941-5228.

  Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                ---------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                                ---------------

  Cytolex(TM) is a registered trademark of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere or incorporated by reference in this Prospectus. Investment in the securities offered hereby involves a high degree of risk. See "Risk Factors." Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

  Magainin Pharmaceuticals Inc. ("Magainin" or the "Company") is a biopharmaceutical company engaged in the development of medicines for serious diseases. The Company's development efforts are focused on anti-infectives, oncology, and pulmonary and allergic disorders.

  Magainin's research and drug development efforts are focused on two technology platforms:

  . Host Defense Drug Discovery--the Company isolates and develops therapeutically active compounds from the host defense systems of animals. Magainin peptides represent a new class of antibiotics being developed for the treatment of infection. The Company's second host defense class, aminosterols, is a new class of pharmaceuticals which the Company believes may have multiple applications, including the control of cell proliferation.

  . Asthma Genomics--the Company employs a broad range of genomics techniques to identify genes associated with the pathogenesis of asthma, with the objective of utilizing the optimal biologic gene targets in the development of novel therapeutics for asthma and allergy.

MAGAININ PEPTIDES--CYTOLEX(TM)

  The Company's most advanced class of compounds under development are magainin peptides. Discovered in the skin of the African clawed frog, magainins have demonstrated broad activity against a variety of pathogens in preclinical studies. These molecules act by puncturing the membrane of the pathogen cell, resulting in the death of the pathogen.

  The Company's lead product development candidate is Cytolex(TM) (formerly called MSI-78), a topical cream antibiotic. The Company has completed two pivotal Phase III clinical trials of Cytolex for the treatment of infection in diabetic foot ulcers. These studies were designed as equivalence trials, with the goal of demonstrating that topically applied Cytolex is as effective as orally administered ofloxacin, a quinolone antibiotic indicated for the treatment of infection, including skin and soft tissue infections. Company analyses of the data from the studies showed statistical equivalence between Cytolex and ofloxacin, with respect to the primary end point of clinical response of infection at day 10 of treatment, and at subsequent time points through day 28, and at follow-up. Clinical response rates for both Cytolex and ofloxacin were between 84% and 89% and between 87% and 93%, at day 10 of treatment, and at follow-up, respectively. As a secondary endpoint in the trials, Cytolex and ofloxacin were comparable with respect to overall assessments of microbiological improvements. The two studies enrolled 926 patients.

  Data was also collected on wound healing as part of the studies. At the last patient visit date, approximately six weeks after treatment was initiated, 18% to 30% of wounds were resolved. The Company plans to evaluate additional studies relating to the effect of Cytolex on wound healing.

  Analyses of adverse events in the studies suggest a favorable profile for Cytolex. Both drugs were well tolerated; however, treatment with ofloxacin was associated with a significant excess of adverse events related to insomnia.

  In February 1997, Magainin and SmithKline Beecham ("SB") entered into a development, supply and distribution agreement pursuant to which SB will market and sell Cytolex in North America. Under this agreement, SB has paid $10.0 million to the Company, and may make additional payments of up to $22.5 million upon the occurrence of certain product milestones. SB will also fund a majority of development expenses for any additional indications for Cytolex.

AMINOSTEROLS--SQUALAMINE

  Squalamine is the lead product development candidate in the Company's aminosterol program. Squalamine was discovered in the body tissues of the dogfish shark. The shark was initially examined because of its known resistance to infection and cancer. Since the discovery of squalamine, the Company has discovered several other aminosterol compounds in the shark. In preclinical testing conducted to date, certain of these compounds have demonstrated an ability to control cell growth, along with other pharmacological properties. These properties may have application in the treatment of disease indications characterized by cell proliferation, such as cancer.

  The Company's initial disease focus for squalamine is solid tumors. The formation of new blood vessels, or angiogenesis, is believed to be a critical factor in tumor growth. Squalamine may be of benefit in the treatment of a number of solid tumors by inhibiting new blood vessel growth required for tumor nourishment.

  In August 1997, the Company submitted an Investigational New Drug Application ("IND"), which is now effective, to begin Phase I clinical testing of squalamine in patients with advanced malignancy.

ASTHMA GENOMICS

  In 1996, Magainin initiated a research program in the genomics of asthma. These efforts led to the identification of Asthma Associated Factor 1 ("AAF1"), a gene which varies in DNA structure and function in asthmatic and allergic humans and animals. The Company maintains a comprehensive research program to identify additional genes in the AAF1 biologic pathway, which genes are believed to be important in mediating the allergic responses controlled by AAF1. Asthma Associated Factor 2 ("AAF2") has been discovered in humans as a key second gene candidate in the AAF1 pathway, and other genes have also been identified by the Company. The Company continues to investigate the role of such genes in the allergic inflammatory response, with the objective of utilizing the optimal biologic gene targets in the development of novel therapeutics for asthma and allergy.

  Magainin was incorporated in Delaware in June 1987. The Company's offices and research facility are located at 5110 Campus Drive, Plymouth Meeting, PA 19462, and its telephone number is (610) 941-4020.

                                  THE OFFERING

Common Stock offered by the        2,500,000 shares
 Company..........................
Common Stock to be outstanding
 after the offering............... 21,879,607 shares (1)
Use of proceeds................... The Company will use the net proceeds to fund both ongoing and planned research and
                                   development activities, including continued
                                   manufacturing and development efforts for
                                   Cytolex, activities associated with the
                                   Company's aminosterol and asthma genomics
                                   programs, and working capital to be used
                                   for general corporate purposes.
Nasdaq National Market symbol..... MAGN

--------------------
(1) Based upon the number of shares outstanding as of September 30, 1997. Excludes 4,492,707 shares issuable upon exercise of options and warrants outstanding as of September 30, 1997. Of the options to purchase 2,951,072 shares of Common Stock that were outstanding as of September 30, 1997, options to purchase 1,557,921 shares of Common Stock at a weighted average exercise price of $3.90 per share were exercisable, and options to purchase 1,393,151 shares of Common Stock at a weighted average exercise price of $8.72 per share were not exercisable. As of September 30, 1997, warrants to purchase 1,541,635 shares of Common Stock at a weighted average exercise price of $8.22 per share were outstanding and exercisable. See "Capitalization" and "Description of Capital Stock."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            NINE MONTHS
                                                                               ENDED
                                   YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                         -----------------------------------------------  -----------------
                           1996      1995      1994      1993     1992     1997      1996
                         --------  --------  --------  --------  -------  -------  --------
STATEMENT OF OPERATIONS
 DATA:
 Revenues:
  Contract and
   government grant..... $    150  $  2,056  $     85  $    273  $   140  $10,088  $    112
  Related party
   contract.............      --        280       326       319      260      --        --
                         --------  --------  --------  --------  -------  -------  --------
                              150     2,336       411       592      400   10,088       112
                         --------  --------  --------  --------  -------  -------  --------
 Costs and expenses:
  Research and
   development..........   22,326    18,160    11,258    11,455    6,626   16,864    17,870
  General and
   administrative.......    3,488     3,137     3,468     2,630    2,640    2,475     2,378
  Charge for stock
   issuance relating to
   royalty buyout.......    7,080       --        --        --       --       --      7,080
                         --------  --------  --------  --------  -------  -------  --------
                           32,894    21,297    14,726    14,085    9,266   19,339    27,328
                         --------  --------  --------  --------  -------  -------  --------
  Loss from operations..  (32,744)  (18,961)  (14,315)  (13,493)  (8,866)  (9,251)  (27,216)
  Interest income.......    2,172     1,778     1,207       846      494    1,301     1,648
  Interest expense......      (48)      (32)      (48)      (64)     (87)     (73)      (18)
                         --------  --------  --------  --------  -------  -------  --------
  Net loss.............. $(30,620) $(17,215) $(13,156) $(12,711) $(8,459) $(8,023) $(25,586)
                         ========  ========  ========  ========  =======  =======  ========
  Net loss per share.... $  (1.71) $  (1.17) $  (0.99) $  (1.14) $ (1.20) $ (0.41) $  (1.47)
                         ========  ========  ========  ========  =======  =======  ========
  Weighted average
   shares outstanding...   17,938    14,696    13,301    11,108    7,076   19,366    17,459
                         ========  ========  ========  ========  =======  =======  ========

                                                          SEPTEMBER 30, 1997
                                           DECEMBER 31, ------------------------
                                               1996      ACTUAL   AS ADJUSTED(1)
                                           ------------ --------  --------------
BALANCE SHEET DATA:
  Cash and investments....................   $ 33,340   $ 25,129    $  45,766
  Working capital.........................     28,276     20,029       40,666
  Total assets............................     36,376     28,640       49,277
  Long-term liabilities...................        915      1,104        1,104
  Total liabilities.......................      6,433      6,641        6,641
  Accumulated deficit.....................    (95,243)  (103,266)    (103,266)
  Stockholders' equity....................     29,943     21,999       42,636

--------------------

(1) As adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $8.875 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization".

                                 RISK FACTORS

  This Prospectus contains, in addition to historical information, statements by the Company with regard to its expectations as to financial results and other aspects of its business that involve risks and uncertainties and may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed below, as well as those discussed elsewhere in this Prospectus. In addition to the other information in this Prospectus, prospective investors should carefully consider the following factors in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby.

  Risks Associated with Clinical Testing and FDA Approval of Cytolex. The Company has completed two pivotal Phase III clinical trials of Cytolex for the treatment of infection in diabetic foot ulcers and intends to submit a New Drug Application ("NDA") to the U.S. Food and Drug Administration (the "FDA") based on the results of these trials. Although the Company believes the two pivotal trials conducted for Cytolex yielded successful results, there can be no assurance that the FDA will concur with the Company's analysis in this regard. There can be no assurance that the FDA will not, after completing its own analysis of the two pivotal trials conducted for Cytolex, determine that such trials should have been conducted or analyzed differently, and thus reach a different conclusion from that reached by the Company or request that further studies be conducted. Requiring the Company to conduct additional studies would have a material adverse effect on the Company, as any such additional studies would likely be time consuming and expensive.

  The clinical trials conducted for Cytolex yielded substantial data. Such data includes information relating to the primary endpoint for the studies (clinical cure or improvement of infection), as well as additional data relating to microbiological results, patient subgroup analysis, wound healing and side effects. Analyses were also done on various aspects of the data, some of which yielded results that favored ofloxacin. Additionally, the Company is continuing its analysis of data from the studies. There can be no assurance that such continued analysis will yield positive results.

  There can be no assurance that Cytolex will receive FDA approval on a timely basis, if at all. The failure of the Company to obtain FDA approval for Cytolex, any significant delay in obtaining such approval, or the imposition of highly restrictive conditions on such approval, would have a material adverse effect on the Company.

  Accumulated Deficit; Continuing Losses. The Company has been engaged to date primarily in research and development activities and, through September 30, 1997, has generated no revenue from product sales. The Company has incurred losses in each year since its inception, and at September 30, 1997, had an accumulated deficit of approximately $103.3 million. There can be no assurance that the Company will realize product revenues on a timely basis, if at all. The Company's operations are subject to numerous risks associated with research and development companies, including a competitive and regulatory environment in an industry characterized by numerous well-established and well-capitalized companies and exhaustive and expensive regulatory scrutiny. The Company will be required to continue to conduct significant research, development and testing activities which, together with projected general and administrative expenses, are expected to result in continued substantial losses for the foreseeable future.

  Need for Substantial Additional Funds. The Company will require substantial additional funds to continue its research and development programs and to commercialize potential products. The Company may not have sufficient funds to complete development activities for any of its proposed products, including Cytolex.

  The Company intends to seek additional funding through a combination of future offerings of securities and collaborative arrangements with third parties, and regularly explores alternatives in this regard. The

Company does not have any commitments to obtain any additional funds and has no established banking arrangements through which it can obtain additional debt financing. There can be no assurance that future funding will be available to the Company, or, if available, will be obtainable on terms favorable to the Company. The receipt of funding, if any, from any corporate partners, including SB, will depend largely on the progress of research and development programs. Under collaborative arrangements, the Company may convey marketing, distribution, manufacturing, development or other rights to its proposed products to pharmaceutical companies in order to receive financial or other assistance. This will result in lower consideration to the Company upon commercialization of such products than if no arrangements were entered into or if such arrangements were entered into at later stages in the product development process. There can be no assurance that the Company will be able to enter into such arrangements on favorable terms, if at all.

  If the Company does not enter into appropriate collaborations, receive additional funds from SB under its current agreement, or raise sufficient funds from the periodic sale of securities, the Company will be required to delay or eliminate expenditures for potential products, including Cytolex, or to enter into collaborations with third parties to commercialize potential products or technologies that the Company would otherwise seek to develop itself, or seek other arrangements.

  Manufacturing Uncertainties; Dependence on Third Parties. The Company does not have the resources, facilities or capabilities to manufacture any of its proposed products. The Company has no current plans to establish a manufacturing facility. The Company expects that it will be dependent to a significant extent on contract manufacturers for commercial scale manufacturing of its proposed products in accordance with regulatory standards. The Company's dependence on third parties for manufacturing may adversely affect operating results as well as the Company's ability to develop and deliver products on a timely and competitive basis. Production of peptides (such as Cytolex and other magainins) is expensive relative to production of traditional antibiotics. Additionally, there are a limited number of companies which are currently able to produce bulk peptides on the scale which the Company expects to require to commercialize Cytolex. There can be no assurance that qualified outside contractors will be available to manufacture materials for the Company, or do so at costs which are affordable by the Company.

  Contract manufacturers may utilize their own technology, technology developed by the Company, or technology acquired or licensed from third parties. When contract manufacturers develop proprietary process technology and have ownership of the Drug Master File, the Company's reliance on such contract manufacturer is increased, and the Company may have to obtain a license from such contract manufacturer to have its products manufactured by another party. Technology transfer from the original contract manufacturer may also be required. There can be no assurance that any such license will be available on terms acceptable to the Company, or, if available, that such technology will be successfully transferred to the Company. Any such technology transfer may also require transfer of requisite data for regulatory purposes, including information contained in a proprietary Drug Master File held by a contract manufacturer. There can be no assurance that any such transfer can be completed.

  The Company is working with Abbott Laboratories ("Abbott") with regard to the manufacture of bulk drug substance for Cytolex. The Company's current arrangement with Abbott provides for cash payments by the Company to Abbott through early 1998 aggregating approximately $17,180,000, as well as the issuance by the Company to Abbott of up to 500,000 shares of its Common Stock and the obligation to pay a royalty on future sales of Cytolex. Through September 30, 1997, the Company has paid Abbott approximately $14,130,000 under this arrangement. Stock issuances by the Company to Abbott will result in a charge to earnings, representing the fair value of the shares when issued. The Company issued 125,000 shares of Common Stock to Abbott in October 1995, resulting in a charge to earnings of $1,250,000 in 1995. Future stock issuances are related to the achievement by Abbott of contractual performance milestones which could begin to occur in 1997.

  The Company and Abbott have agreed that upon completion of Abbott's development activities, they will negotiate in good faith a supply agreement for the Company's worldwide supply needs of bulk drug substance for Cytolex. Early stage discussions as to supply cost have occurred with Abbott, and, based on these discussions, the Company believes that further progress in scale-up and manufacturing development efforts will be required to enable the Company to manufacture and sell Cytolex on a profitable basis. This may require substantial additional funds. No assurance can be given that a cost-effective manufacturing process can ultimately be developed, or that any such process would be approved by the FDA, or that the Company, Abbott, or others will be able to manufacture Cytolex on a commercially viable basis. See "Government Regulation."

  The Company is currently dependent upon Abbott for the production of bulk drug substance for Cytolex. In the event that bulk drug substance for Cytolex is not manufactured at Abbott, the Company will need to secure other manufacturing arrangements. The process developed by Abbott is proprietary, and in the event the Company desires to utilize, or have another party utilize, such technology, the Company would be required to make license payments to Abbott. The Company has certain efforts under way with respect to alternative manufacturing sources, including recombinant manufacturing; however, these programs are at an early stage, and significant expenditures over an extended period of time will be required to develop a commercially viable process, and there can be no assurance that such efforts will be successful.

  The Company also expects to conduct significant manufacturing development activities for its other products under development. The Company is currently working with outside contractors for the chemical production of squalamine. The Company expects to expend significant resources in the production of squalamine and any other compounds under development, and there can be no assurance that these efforts will be successful.

  Dependence on Sales and Marketing Partners; Marketing Uncertainties. In order to successfully develop and market its products, it will be necessary for the Company to enter into marketing, distribution, development or other arrangements with third parties, granting marketing rights, which may be exclusive, to potential products. The Company has entered into such an arrangement with SB with respect to Cytolex in North America, and intends to seek a sales and marketing collaboration for Cytolex in other territories. Such sales and marketing arrangements may also involve delegating to the Company's partner in such collaborations the responsibility for all or a significant portion of the development and regulatory approval process. In the event that such collaborators do not develop an approvable or marketable product or do not market a product successfully, the Company's business will be adversely affected. There can be no assurance that the Company will be able to enter into any such arrangements in the future, or that such collaborations will be successful.

  The amount and timing of resources to be devoted to the Company's products by any of its collaborative partners is not within the control of the Company. There can be no assurance that the interests of the Company will continue to coincide with the interests of its collaborators. Collaborators could develop products independently or through third parties which could compete with the Company's proposed products. With respect to Cytolex, SB maintains a significant presence in the antibiotic area, and currently sells a topical antibiotic product indicated for the treatment of certain skin infections. Furthermore, SB may unilaterally terminate its agreement with the Company. There can be no assurance that any of the Company's collaborative agreements will not be terminated by the Company's collaborators.

  For certain products under development, the Company may conduct its own marketing activities through its own sales force. The Company has no marketing and sales staff and, although certain members of management have experience in the marketing of pharmaceutical products, the Company has no experience with respect to marketing its proposed products. Significant additional expenditures, management resources and time will be required to develop a sales force, and there can be no assurance that the Company will be successful either in developing a sales force or penetrating the markets for any proposed products it may develop.

  Technological Uncertainty and Early Stage of Product Development. There can be no assurance that the Company's research and development activities will be successful, that any products under development will be approved or will be commercially viable and successfully marketed, or that the Company will ever achieve significant levels of revenue or profits. In addition, the Company may encounter unanticipated problems, including development, regulatory, manufacturing and marketing difficulties, some of which may be beyond the Company's ability to resolve.

  There has been only limited research in the area of the use of naturally occurring host defense compounds for the treatment of infectious and other diseases. The Company has submitted an IND application to the FDA, to obtain authorization for human testing, for only two compounds, Cytolex and Squalamine. The Company's research activities in asthma have only recently been initiated, and there can be no assurance that any product candidates will result from these efforts. Additionally, there can be no assurance that results obtained in preclinical studies will be indicative of results that will be obtained in human clinical testing.

  The Company's proposed products are in the developmental stage, require significant further research, development, testing and regulatory approvals and are subject to the risks of failure inherent in the development of all pharmaceutical products. These risks include the possibilities that any or all of the proposed products are found to be ineffective or toxic, or otherwise fail to receive necessary regulatory approvals, that the proposed products, although effective, are uneconomical to manufacture or to market, that third parties hold proprietary rights that preclude the Company from marketing any products, or that third parties market superior or equivalent products.

  No Assurance of Market Acceptance of Cytolex. Even if the requisite regulatory approvals for Cytolex are obtained, there is no assurance that such product would be accepted in the United States or foreign markets. A number of factors may affect the rate and overall market acceptance of Cytolex, including the perception by physicians and other members of the health care community of the safety and efficacy of Cytolex on an absolute basis or in comparison to other drugs, the price of Cytolex relative to other drugs or competing treatment modalities, the availability of third-party reimbursement, and the effectiveness of the sales and marketing efforts by SB and the Company relative to the sales and marketing efforts of competitors. In addition, side effects or unfavorable publicity concerning Cytolex or comparable drugs on the market could have an adverse effect on the Company's ability to obtain physician, patient or third-party payor acceptance.

  Government Regulation. The production and marketing of the Company's products and its research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, drug products are subject to rigorous review by the FDA. The Federal Food, Drug, and Cosmetic Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, efficacy, labeling, storage, recordkeeping, approval, advertising, promotion and distribution of such products. Noncompliance with applicable requirements can result in Warning Letters, fines, recall or seizure of products, refusal of the government to approve marketing applications or to allow the Company to enter into government supply contracts, the withdrawal of previously approved new drug applications and criminal prosecution.

  In order to obtain FDA approval to market a new drug product, the Company must submit proof of safety, efficacy and quality. Such proof entails extensive and time consuming preclinical and clinical testing. The results of preclinical studies are submitted to the FDA as part of an IND. Once the IND is effective, human clinical trials may be conducted. The results of the clinical trials are submitted to the FDA as part of an NDA.

  Any contract manufacturers that the Company may use must adhere to the Good Manufacturing Practices prescribed by the FDA. Drug manufacturing facilities must pass a plant inspection before the FDA will issue approval to market a new drug product. Detailed manufacturing information is also required to be submitted for review and approval by the FDA. Among other things, the Company must submit data indicating that the drug product can be consistently manufactured at the same quality standard, that the drug product is stable over time, and that the level of chemical impurities in the drug product is under specified levels. Peptides are an especially difficult compound to manufacture at these standards, particularly in the quantities at which Cytolex will be required to be manufactured. There can be no assurance that the manufacturing information submitted for Cytolex, or other products under development, will be sufficient for approval by the FDA.

  Following extensive review of the NDA, the FDA may grant marketing approval, require additional testing or information, or deny the application. Sales of a new drug may commence following FDA approval of an NDA and satisfactory completion of a pre-approval inspection of the manufacturing facility, including a review of pertinent production records. If there are any modifications to the drug, including any changes in indication, manufacturing process, labeling or manufacturing facility, an NDA supplement may be required to be submitted to the FDA. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems concerning safety, efficacy or quality of the product occur following approval.

  Continued compliance with all FDA requirements and the conditions in an approved application, including those concerning product specifications, manufacturing process, validation, labeling, promotional material, recordkeeping and reporting, is necessary for all approved drug products. Failure to comply could result in Warning Letters, product recall or other FDA-initiated actions, which could delay further marketing until the products are brought into compliance.

  In October 1992, the Prescription Drug User Fee Act of 1992 ("PDUFA") was enacted, imposing substantial fees on a one-time basis for applications for approval, and on an annual basis for manufacturing and marketing, of prescription drugs. Legislation reauthorizing PDUFA is currently pending in Congress and it is anticipated that such fees will continue and may increase in the future.

  The Company is also subject to regulation by other regulatory authorities, including the Occupational Safety and Health Administration, the Environmental Protection Agency, the Nuclear Regulatory Commission, the Drug Enforcement Agency and the United States Department of Agriculture, and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to additional federal, state or local regulations. These agencies may promulgate regulations that affect the Company's research and development programs.

  Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing the product in those countries. The time required to obtain such approvals may be longer or shorter than that required for FDA approval.

  There can be no assurance that any required FDA or other governmental approval will be granted, or if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of the Company's proposed products, cause the Company to undertake costly procedures, and furnish a competitive advantage to the more substantially capitalized companies with which the Company competes. In addition, the extent of potentially adverse government regulations which might arise from future administrative action or legislation cannot be predicted. Efforts are currently underway in the U.S. Congress to reform federal regulation of drug and biological products. The reform provisions, when and if implemented, could modify a number of existing legal requirements and standards and create new legal requirements and standards. Although certain of these provisions, if implemented, could streamline and otherwise benefit development, marketing and related requirements for drugs and biologics, others could increase regulatory requirements or otherwise materially adversely affect the Company.

  Competition. The pharmaceutical industry is characterized by intense competition. Many companies, research institutions and universities are working in a number of areas similar to the Company's field of interest. The Company is aware that research is being conducted by others in connection with compounds derived from the host defense systems of various animals. Additionally, many companies are involved in research and development activities focused on the pathogenesis of disease, and competition among companies attempting to find genes responsible for disease is intense. Furthermore, many companies are engaged in the development and sale of products, such as traditional antibiotics, which may be, or are, competitive with the Company's proposed products. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than the Company. The Company's proposed products will also be subject to competition from products using techniques other than those developed by the Company or based on advances that may render the Company's products obsolete.

  The Company expects technological developments in the biopharmaceutical field to occur at a rapid rate and expects competition to intensify as advances in this field are made. Accordingly, the Company will be required to continue to devote substantial resources and efforts to research and development activities in order to maintain a competitive position in this field. Compounds, products or processes developed by the Company may become obsolete before the Company is able to recover a significant portion of its research and development expenses. The Company will be competing with respect to its proposed products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials of new or improved therapeutic products and obtaining regulatory approvals of such products. Some of these companies may be in advanced phases of clinical testing of various drugs that may be competitive with the Company's proposed products.

  Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed, some of which may be directly competitive with that of the Company. In addition, these institutions, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with the Company in recruiting highly qualified scientific personnel.

  As to the disease areas being targeted by the Company, there can be no assurance that Cytolex will be successfully marketed against oral antibiotics for the treatment of infection in diabetic foot ulcers. These infections have historically been treated with systemically administered antibiotics, such as ofloxacin, which may be perceived by some medical professionals as having certain advantages over Cytolex. There also can be no assurance that Cytolex can be manufactured at a cost which will allow it to be sold at a competitive price relative to oral antibiotics, or other topical antibiotics that may be used for this indication. Significant efforts are underway by many companies in the development and marketing of products intended for the additional disease areas being targeted by the Company, including cancer and asthma. A number of major pharmaceutical companies have significant franchises in these disease areas, and can be expected to invest heavily to protect these interests. In the cancer field, anti-angiogenic agents are under development at a number of companies. In the asthma field, other biopharmaceutical companies have also reported the discovery of genes relating to asthma.

  Uncertainties Relating to Patents and Proprietary Rights. The Company's success will depend in part upon its ability to obtain patent protection for compounds, uses of compounds, and processes. Patent matters involve complex legal and factual issues, and can be highly uncertain. Host defense compounds can be isolated from a wide variety of sources, and it is not possible for the Company or any other entity to have proprietary rights to all such compounds or their uses. Additionally, chemical entities that are similar to, but not identical with, the Company's compounds, may not be protected by issued patents of the Company. In the genomics area, a number of companies are attempting to identify rapidly and patent genes whose functions have not been characterized. Additional companies are seeking to patent fully characterized genes. The criteria for obtaining patent protection for genes is unclear and the impact of this uncertainty on the Company's business cannot be determined.

  The Company owns or has exclusive rights under license agreements to 43 issued patents, and an additional 27 patent applications are pending, including the patent application relating to Cytolex. Of the 70 patents or patent applications to which the Company has rights, 45 are related to host defense and 25 are related to the Company's research efforts in genomics. There can be no assurance that any patent applications now pending or filed in the future will result in patents being issued or that any patents now held by or licensed to the Company, or issued or licensed to the Company in the future, will afford any competitive advantages for the Company, or will not be challenged by third parties. The cost of litigation to uphold the validity and prevent infringement of patents and to enforce licensing rights can be substantial. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate the technology owned by or licensed to the Company, or design around the patented aspects of such technology. In addition, there can be no assurance that the products and technologies the Company will seek to market will not infringe patents or other rights owned by others, licenses to which may not be available to the Company.

  The Company also relies upon unpatented proprietary technology, and may determine in appropriate circumstances that its interest would be better served by reliance on trade secrets or confidentiality agreements rather than patents. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to such proprietary technology or that the Company can meaningfully protect its rights in such unpatented proprietary technology. Additionally, if the Company is unable to obtain strong proprietary rights protection of its products after obtaining regulatory clearance, competitors may be able to market competing products by obtaining regulatory clearance, through showing equivalency to the Company's product, without being required to conduct the lengthy, clinical tests required to be conducted by the Company.

  Virtually all of the Company's key scientists worked at other biotech or pharmaceutical companies or at universities and research institutions before joining the Company. Disputes may arise as to whether technology developed by such scientists while employed by or associated with the Company was first discovered when they were employed by or associated with others in a manner that would give third parties rights to such technology superior to the rights, if any, of the Company. Disputes of this nature have occurred in the past, and are expected to continue to arise in the future, and there can be no assurance that the Company will prevail in any such disputes.

  To the extent that consultants, vendors or other third parties apply technological information independently developed by them or by others to the Company's proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in favor of the Company. Members of the Company's Scientific Advisory Board and other consultants are employed by or have consulting agreements with third parties, and any inventions discovered by such individuals are not likely to become the property of the Company.

  The Company has rights under license agreements to certain patents and patent applications under which the Company expects to owe royalties on sales of any products which are covered by issued patent claims. Additionally, certain of these agreements also provide that if the Company elects not to pursue the commercial development of any licensed technology, or does not adhere to an acceptable schedule of commercialization, then the Company's exclusive rights to such technology would terminate.

  Dependence on Key Personnel. The Company depends to a considerable degree on a limited number of key personnel. Due to the Company's limited number of employees, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The Company does not maintain "key man" insurance on any of its employees. The loss of certain senior management could adversely affect the business of the Company. The success of the Company will depend, among other factors, upon the successful recruitment and retention of qualified personnel.

  Product Liability and Insurance Risks. Before obtaining required regulatory approvals for the commercial sale of products, the Company must demonstrate through human clinical testing that such products are safe and efficacious for use in each target indication. The administration of any product being developed by the Company could produce undesirable side effects in humans. The Company carries limited clinical trial insurance, and there can be no assurance that such coverage is adequate.

  In addition, in the event the Company successfully develops any products, the marketing of such products could expose the Company to product liability claims. Certain agreements require the Company to maintain insurance coverage naming third parties as additional insureds at such time as any related products may be marketed. There can be no assurance that the Company will be able to obtain such insurance or that such insurance can be maintained in sufficient amounts to protect the Company against such liabilities or at a reasonable cost. Certain arrangements also require the Company to indemnify third parties with whom the Company has entered into contractual arrangements against any liabilities that may arise in connection with such third party's activities on behalf of the Company.

  In the event of an uninsured or inadequately insured claim, the Company's business and financial condition could be materially adversely affected.

  Uncertainty Related to Reimbursement Policies; Health Care
Reform. Successful commercialization of Cytolex and the Company's other potential products will be dependent in part on the coverage and reimbursement of such products from third-party payors, such as government authorities, private health insurers and other organizations, such as managed care organizations. There can be no assurance that such coverage and reimbursement will be available or, if available, will be in adequate amounts.

  The revenues and profitability of pharmaceutical companies can be significantly affected by the efforts of governmental and third-party payors to contain or reduce the cost of health care through various means. For example, in the United States, pricing of prescription pharmaceutical products has been impacted by the efforts of managed care organizations and other third-party payors, and, in certain foreign markets, pricing of prescription pharmaceutical products is subject to government control. Government and third-party payors have also taken more aggressive steps to limit the availability of new and often more costly therapeutics especially where they believe that the incremental therapeutic benefit is not justified by the additional cost. All of these trends are expected to continue in the future.

  Various proposals have been put forth to reform the current health care system in the United States. Additionally, several states have enacted modifications to the current health care system to both improve access and control costs. Such reform measures could adversely affect the amount of reimbursement available from governmental agencies or third party insurers, or could affect the ability to set prices for newly approved therapeutic products. Similar proposals are being considered by governmental officials in other significant pharmaceutical markets, including Europe.

  The Company cannot predict if such reforms will be implemented or the effect any such reforms might have on the Company's business, and no assurance can be given that any such reforms will not have an adverse effect on the Company's business. In particular, it is possible that any such reform could impact the manner in which drugs or therapies are marketed and could include restrictions on the ability of pharmaceutical and biotechnology companies to price drugs or therapies, which in turn could impact the ability of biotechnology companies such as the Company to obtain financing for the continued development of potential products. Furthermore, any such reform could also impose limits on the overall growth of health care spending, as well as limits on the growth of Medicare and Medicaid spending, all of which could have an adverse effect on the Company.

  Possible Volatility of Stock Price. The market prices for securities of emerging and biotechnology companies, including the Company, have historically been highly volatile. Future events concerning the Company or its competitors, including product testing results, technological innovations, new commercial products, government regulations, proprietary rights, regulatory actions, litigation and other matters, may have a significant impact on the market price of the Common Stock.

  Effect of Exercise of Options and Warrants, and Other Issuance of Shares. As of September 30, 1997, the Company had outstanding options to purchase an aggregate of 2,951,072 shares at prices ranging from $.002 per share to $16.75 per share, of which approximately 1,557,921 were exercisable as of such date. Also outstanding at September 30, 1997 were warrants to purchase 229,739 shares of the Company's Common Stock exercisable at $8 per share, a warrant to purchase 300,000 shares of the Company's Common Stock, exercisable at $7.50 per share, and warrants to purchase an aggregate of 1,011,896 shares of the Company's Common Stock, exercisable at $8.48 per share, subject to adjustment. In addition, the Company is giving consideration to adopting a new equity compensation plan, subject to shareholder approval at its next annual meeting of shareholders. Exercise of options and warrants at prices below the market price of the Company's Common Stock could adversely affect the price of the Company's Common Stock. Additional dilution may result from the issuance of shares in connection with collaborations or manufacturing arrangements, or in connection with other financings. See "Risk Factors--Need for Substantial Additional Funds."

  Dilution. Upon completion of this offering, purchasers of Common Stock in this offering will incur immediate dilution of $6.93 in the per share net tangible book value of their Common Stock from the assumed public offering price of $8.875 per share.

                                USE OF PROCEEDS

  Assuming an offering price of $8.875 per share, the net proceeds to the Company from the sale of 2,500,000 shares of Common Stock offered hereby will be approximately $20,637,000 (or $23,773,000 if the Underwriters' overallotment option is exercised in full). The Company intends to use the net proceeds to fund both ongoing and planned research and development activities, including continued manufacturing and development efforts for Cytolex, activities associated with the Company's aminosterol and asthma genomics programs, and working capital to be used for general corporate purposes.

  Proceeds may also be used to acquire businesses, technologies or other products that complement the business of the Company. The Company has no current commitments or agreements for material transactions of this nature.

  The Company anticipates the net proceeds of this offering, together with its available cash, should be sufficient to finance its operations through 1999. However, the Company's capital requirements may change due to numerous factors, including the progress of the Company's research and development programs, regulatory approvals, competitive and technological advances, the commercial viability of the Company's products, the terms of collaborative arrangements, if any, entered into by the Company, and other factors, many of which are beyond the Company's control. The Company will require substantial additional funds to continue its research and development programs and to commercialize potential products. See "Risk Factors--Need for Substantial Additional Funds."

  Pending the application of funds to such uses, the Company intends to invest the net proceeds of this offering in U.S. government and other investment grade securities. The Company intends to invest and use the net proceeds of the offering so as not to be considered an investment company under the Investment Company Act of 1940.
                          PRICE RANGE OF COMMON STOCK

  The Common Stock of the Company is traded publicly on the Nasdaq National Market under the symbol MAGN. The following table sets forth for the periods indicated the high and low daily closing prices for the Common Stock:

                                                                   HIGH   LOW
                                                                  ------ ------
     YEAR ENDED DECEMBER 31, 1995
      1st Quarter................................................ $ 5.25 $ 2.50
      2nd Quarter................................................   6.88   3.38
      3rd Quarter................................................  11.25   6.50
      4th Quarter................................................  13.13   7.75
     YEAR ENDED DECEMBER 31, 1996
      1st Quarter................................................  15.13  10.25
      2nd Quarter................................................  12.88   8.38
      3rd Quarter................................................  12.88   7.50
      4th Quarter................................................  12.13   7.38
     YEAR ENDING DECEMBER 31, 1997
      1st Quarter................................................  10.50   7.88
      2nd Quarter................................................   8.44   6.63
      3rd Quarter................................................  11.81   7.25
      4th Quarter (through November 7, 1997).....................  12.13   7.94

  On November 7, 1997, the reported last sale price for the Common Stock as reported on the Nasdaq National Market was $8.875 per share. As of November 7, 1997 there were 339 holders of record of the Common Stock.

                                DIVIDEND POLICY

  The Company has not declared or paid any dividends on its capital stock. The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed offering price of $8.875 per share and the application of the estimated proceeds therefrom. This table should be read in conjunction with the Financial Statements of the Company and the Notes thereto included in this Prospectus.

                                                           SEPTEMBER 30, 1997
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Note payable--long-term.................................. $  1,000   $  1,000
                                                          --------   --------
Stockholders' equity:
  Preferred stock, $.001 par value; 9,211,000 shares
   authorized;
   no shares issued or outstanding.......................      --         --
  Common Stock, $.002 par value; 45,000,000 shares
   authorized;
   19,379,607 shares outstanding, actual; and 21,879,607
   shares
   outstanding, as adjusted(1)...........................       39         44
  Additional paid-in capital.............................  125,209    145,841
  Accumulated deficit.................................... (103,266)  (103,266)
  Unrealized gain on investments.........................       17         17
                                                          --------   --------
    Total stockholders' equity...........................   21,999     42,636
                                                          --------   --------
     Total capitalization................................ $ 22,999   $ 43,636
                                                          ========   ========

---------------------
(1) Excludes 4,492,707 shares issuable upon exercise of options and warrants outstanding as of September 30, 1997. Of the options to purchase 2,951,072 shares of Common Stock that were outstanding as of September 30, 1997, options to purchase 1,557,921 shares of Common Stock at a weighted average exercise price of $3.90 per share were exercisable, and options to purchase 1,393,151 shares of Common Stock at a weighted average exercise price of $8.72 per share were not exercisable. As of September 30, 1997, warrants to purchase 1,541,635 shares of Common Stock at a weighted average exercise price of $8.22 per share were outstanding and exercisable. The number of shares issuable upon the exercise of certain of these warrants and the exercise price for such shares are subject to adjustment under certain circumstances. See "Description of Capital Stock."

                                   DILUTION

  The net tangible book value of the Company at September 30, 1997 was approximately $21,999,000 or $1.14 per share. "Net tangible book value" per share of Common Stock represents the total tangible assets of the Company reduced by the total liabilities of the Company and divided by the number of shares of Common Stock outstanding. Assuming completion of this offering at an offering price of $8.875 per share, the adjusted net tangible book value of the Company as of September 30, 1997 would have been approximately $42,636,000 or $1.95 per share. The increase in net tangible book value of $0.81 per share would be due solely to the purchase of the shares in this offering. Purchasers in this offering will immediately incur dilution of $6.93 per share assuming an offering price of $8.875 per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price.

                            SELECTED FINANCIAL DATA

  The following selected financial data as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 are derived from the Company's financial statements which have been audited by Richard A. Eisner & Company, LLP, independent auditors, which are included and incorporated by reference in this Prospectus. The selected financial data set forth as of December 31, 1994, 1993 and 1992, and for the years ended 1993 and 1992 are derived from audited financial statements not included or incorporated by reference in this Prospectus. The unaudited financial data as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Prospectus, and the financial statements and related notes included in the Company's Reports on Form 10-K and Form 10-Q which are incorporated by reference in this Prospectus.

                                                                              NINE MONTHS
                                                                                 ENDED
                                   YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                         ------------------------------------------------  ------------------
                           1996      1995      1994      1993      1992      1997      1996
                         --------  --------  --------  --------  --------  --------  --------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
  Revenues:
    Contract and
     government grant... $    150  $  2,056  $     85  $    273  $    140   $10,088  $    112
    Related party
     contract...........      --        280       326       319       260       --        --
                         --------  --------  --------  --------  --------  --------  --------
                              150     2,336       411       592       400    10,088       112
                         --------  --------  --------  --------  --------  --------  --------
  Costs and expenses:
    Research and
     development........   22,326    18,160    11,258    11,455     6,626    16,864    17,870
    General and
     administrative.....    3,488     3,137     3,468     2,630     2,640     2,475     2,378
    Charge for stock
     issuance relating
     to royalty buyout..    7,080       --        --        --        --        --      7,080
                         --------  --------  --------  --------  --------  --------  --------
                           32,894    21,297    14,726    14,085     9,266    19,339    27,328
                         --------  --------  --------  --------  --------  --------  --------
  Loss from operations..  (32,744)  (18,961)  (14,315)  (13,493)   (8,866)   (9,251)  (27,216)
  Interest income.......    2,172     1,778     1,207       846       494     1,301     1,648
  Interest expense......      (48)      (32)      (48)      (64)      (87)      (73)      (18)
                         --------  --------  --------  --------  --------  --------  --------
  Net loss.............. $(30,620) $(17,215) $(13,156) $(12,711) $ (8,459) $ (8,023) $(25,586)
                         ========  ========  ========  ========  ========  ========  ========
  Net loss per share.... $  (1.71) $  (1.17) $  (0.99) $  (1.14) $  (1.20) $  (0.41) $  (1.47)
                         ========  ========  ========  ========  ========  ========  ========
  Weighted average
   shares outstanding...   17,938    14,696    13,301    11,108     7,076    19,366    17,459
                                         DECEMBER 31,
                         ------------------------------------------------    SEPTEMBER 30,
                           1996      1995      1994      1993      1992          1997
                         --------  --------  --------  --------  --------    -------------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and investments.. $ 33,340  $ 43,666  $ 25,921  $ 38,303  $  8,915      $  25,129
  Working capital.......   28,276    30,429    21,750    30,621     8,536         20,029
  Total assets..........   36,376    45,727    28,050    40,460    11,162         28,640
  Long-term liabili-
   ties.................      915       304       460       299       471          1,104
  Total liabilities.....    6,433     4,534     4,137     3,451       982          6,641
  Accumulated deficit...  (95,243)  (64,623)  (47,408)  (34,252)  (21,541)      (103,266)
  Stockholders' equity..   29,943    41,193    23,913    37,009    10,180         21,999

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

GENERAL

  The Company is a biopharmaceutical company engaged in the development of medicines for serious diseases. The Company has completed two pivotal Phase III clinical trials for its lead product development candidate, Cytolex, a topical cream antibiotic intended for the treatment of infection in diabetic foot ulcers. The Company is also conducting preclinical research on an aminosterol class of compounds. One such compound, squalamine, is being evaluated in cancer. The Company's newest research efforts are in the genomics of asthma.

  Since commencing operations in 1988, the Company has not generated any sales revenue. The Company has funded operations primarily from the proceeds of public and private placements of securities. The Company has incurred net losses in each year since its inception, and expects to incur substantial additional losses for the next several years. The Company expects that losses will fluctuate from quarter to quarter, and that such fluctuations may be substantial. At September 30, 1997, the Company's accumulated deficit was approximately $103,266,000.

REVENUES

  The Company has received no revenue from product sales. Revenues recorded to date have consisted principally of revenues recognized under collaborations with corporate partners, and pursuant to Small Business Innovation Research ("SBIR") grants. Contract revenues of $150,000 in 1996 consist of payments under a collaborative arrangement with Abbott in the nutritional field. The Company recorded revenues of $1,900,000 in 1995 relating to the execution of an Agreement in Principle with Fisons plc in September 1995, and the termination of this arrangement in November 1995. Related party contract revenue consisted of funding received from Colgate-Palmolive Company pursuant to an oral health care collaboration which concluded in January 1996. Government grant revenues resulted from a $500,000 SBIR grant to develop a treatment for certain gastrointestinal ailments, which ended during 1994.

  For the nine month period ended September 30, 1997, the Company recorded revenues of $10,000,000 reflecting the receipt of payments under the development, supply and distribution agreement entered into in February, 1997 with SB for Cytolex. The Company also recorded revenues of $88,000 and $112,000 in the nine month periods ended September 30, 1997 and 1996, respectively, in connection with the collaborative arrangement with Abbott in the nutritional field.

  The Company does not expect to realize additional milestone revenues from its arrangement with SB until FDA approval of Cytolex. However, there can be no assurance that Cytolex will be approved by the FDA. The Company has no other currently existing collaborations which will result in the realization of research and development revenues.

RESEARCH AND DEVELOPMENT EXPENSES

  Research and development expenses increased on an annual basis from 1994 through 1996 principally as a result of increases in clinical and preclinical testing, manufacturing development expenses, personnel costs, and laboratory supplies. In particular, these increases have been related to increasing costs associated with the Company's lead product candidate, Cytolex. Expenses have also increased due to preclinical activities associated with the Company's other research and development programs, including its aminosterol and asthma genomics programs.

  Research and development expenses decreased in the nine month period ended September 30, 1997 as compared to the same period a year ago, due principally to the completion of clinical testing of Cytolex in early 1997, partially offset by an increase in preclinical development activities.

  Significant development work is necessary to scale-up the manufacturing process for the Company's products to those levels necessary for a profitable commercial product. The Company contracts with third parties for these manufacturing development activities, and for the procurement of material for clinical and preclinical testing, and such expenses, including those for Cytolex, amounted to $9,557,000, $7,652,000 and $3,620,000 in 1996, 1995 and
1994, respectively, and $6,720,000 and $6,470,000 for the nine month periods ended September 30, 1997 and 1996, respectively.

  The Company is working with Abbott with regard to the manufacture of bulk drug substance for Cytolex. The Company's current arrangement with Abbott provides for the development by Abbott of a solution phase chemical process to manufacture bulk drug substance for Cytolex on a commercial scale, for the production of bulk drug substance for Cytolex for development purposes, and for Abbott to perform those activities necessary to submit a Drug Master File to the FDA in support of any filing for marketing approval of Cytolex. This arrangement provides for cash payments by the Company to Abbott through early 1998 aggregating approximately $17,180,000, as well as the issuance by the Company to Abbott of up to 500,000 shares of its Common Stock and the obligation to pay a royalty on future sales of Cytolex. Through September 30, 1997, the Company has paid Abbott approximately $14,130,000 under this arrangement. Stock issuances by the Company to Abbott will result in a charge to earnings, representing the fair value of the shares when issued. The Company issued 125,000 shares of Common Stock to Abbott in October 1995, resulting in a charge to earnings of $1,250,000 in 1995. Future stock issuances are related to the achievement by Abbott of contractual performance milestones, which could begin to occur in 1997. See "Risk Factors-- Manufacturing Uncertainties; Dependence on Third Parties."

  The Company contracts with third parties to conduct its clinical trial programs. In 1994, the Company initiated a pivotal clinical trial of Cytolex for the treatment of infection in diabetic foot ulcers, and a second such trial was initiated in August 1995. Such clinical trial costs amounted to $4,005,000, $5,172,000 and $1,570,000 in 1996, 1995 and 1994, respectively, and $651,000 and $4,005,000 in the nine month periods ended September 30, 1997 and 1996, respectively.

  In September 1996, the Company announced results of its initial pivotal trial of Cytolex for the treatment of infection in diabetic foot ulcers, and in March 1997 the Company reported results from a second such pivotal trial. The clinical trials conducted for Cytolex yielded substantial data. Such data includes information relating to the primary endpoint for the studies (clinical cure or improvement of infection), as well as additional data relating to microbiological results, patient subgroup analysis, wound healing and side effects. Although the Company believes the two pivotal trials of Cytolex yielded successful results, there can be no assurance that the FDA will concur with the Company's analysis in this regard.

  There can be no assurance that Cytolex will receive FDA approval on a timely basis, if at all. The failure of the Company to obtain FDA approval for Cytolex, any significant delay in obtaining such approval, or the imposition of highly restrictive conditions on such approval, would have a material adverse effect on the Company.

  The level of research and development expenses in future periods will depend upon the success of the Cytolex development program, and the progress of other research programs at the Company. Expenses relating to the development of Cytolex are expected to continue to be significant in future periods principally as a result of the Company's ongoing manufacturing development program, partially offset by a decline in clinical trial costs related to Cytolex. The Company also expects, in future periods, increased development expenses relating to its aminosterol and asthma genomics programs.

GENERAL AND ADMINISTRATIVE EXPENSES

  General and administrative expenses have consisted principally of personnel costs and professional fees, and have fluctuated year to year from 1994 through 1996 due largely to changes in professional fees expense. General and administrative expenses increased in the nine month period ended September 30, 1997 due to increases in professional fees expense. The Company expects general and administrative expenses to increase in future periods as the Company's level of activities increases.

OTHER EXPENSES/INCOME

  The Company recorded in 1996 a non-cash charge to earnings of $7,080,000 representing the fair value of 550,000 shares of Common Stock issued by the Company in a buyout of royalties which the Company would otherwise have owed on any sales of Cytolex.

  The increases in interest income from 1994 through 1996 are due principally to increasing investment balances and higher prevailing interest rates. The decrease in interest income in the nine month period ended September 30, 1997 as compared to the same period a year ago is principally due to decreased investment balances.

  Interest expense consists primarily of interest under the Company's credit facilities, and the interest component of capital equipment leases. In late 1996 and early 1997, the Company borrowed $1,500,000 under its credit facilities, resulting in increased interest expense in the nine month period ended September 30, 1997 as compared to the same period a year ago.

NET LOSS

  The Company expects to conduct, over the next several years, significant research, preclinical development, clinical testing and manufacturing development activities which, together with projected general and administrative expenses, are expected to result in continued losses, particularly due to the extended time period before the Company expects to commercialize any products.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

  Cash and investments were approximately $25,129,000 at September 30, 1997 as compared to $33,340,000 at December 31, 1996. The primary use of cash was to finance the Company's operations. Cash used in operating activities was $7,487,000 and $15,115,000 for the nine months ended September 30, 1997 and 1996, respectively, and $21,831,000, $14,953,000 and $11,741,000 in 1996, 1995
and 1994, respectively.

  Since inception, the Company has funded its operations primarily from the proceeds of public and private placements of securities, including $17,080,000 raised from its initial public offering in December 1991, $21,469,000 raised from a public offering completed in February 1993, $18,023,000 raised from a private placement completed in October 1993, $32,627,000 raised from a public offering completed in August 1995, and $11,932,000 raised from a private placement completed in August 1996, as well as contract and grant revenues, interest income and lease and debt financing.

  Capital expenditures were $1,206,000 in the nine months ended September 30, 1997, principally reflecting equipment purchases. Capital expenditures increased to $1,655,000 in 1996, principally reflecting an expansion of the Company's leased facility.

  Accounts payable and accrued expenses decreased to $4,973,000 at September 30, 1997 as compared to $5,145,000 at December 31, 1996, due principally to payments made under certain manufacturing development arrangements, partially offset by increases in accrued regulatory costs and compensation costs. The Company expects a decrease in accounts payable and accrued expenses in future periods as certain of these liabilities are satisfied.

  In February 1997, the Company entered into a development, supply and distribution agreement (the "Agreement") in North America with SB for Cytolex. SB has paid the Company $10.0 million under this Agreement, and may make additional payments to Magainin of up to $22.5 million upon the occurrence of certain product milestones. SB will also fund a percentage of any development expenses for any additional indications for Cytolex. Upon the commencement of commercial sales by SB, Magainin will be responsible for the supply of Cytolex and SB will be responsible for the marketing and sales of Cytolex. Magainin will receive certain percentages of SB sales revenues under agreed upon terms. The Agreement also gives SB the right to negotiate for rights to another Magainin product development candidate, under certain terms and conditions.

  The Company anticipates the net proceeds of this offering, together with its available cash, should be sufficient to finance its operations through 1999. However, the Company's capital requirements may change due to numerous factors, including the progress of the Company's research and development programs, regulatory approvals, competitive and technological advances, the commercial viability of the Company's products, the terms of collaborative arrangements, if any, entered into by the Company, and other factors, many of which are beyond the Company's control. The Company will require substantial additional funds to continue its research and development programs and to commercialize potential products. The Company intends to seek such funds through a combination of future offerings of securities and collaborative arrangements with third parties, and regularly explores alternatives in this regard. There can be no assurance that future funding will be available to the Company or, if available, will be obtainable on terms favorable to the Company. The receipt of funding, if any, from any corporate partners, including SB, will depend largely on the progress of research and development programs. If the Company does not enter into appropriate collaborations, receive additional funds from SB under its current agreement or raise sufficient funds from the periodic sale of securities, the Company will be required to delay or eliminate expenditures for potential products, including Cytolex, or to enter into collaborations with third parties to commercialize potential products or technologies that the Company would otherwise seek to develop itself, or seek other arrangements. See "Risk Factors--Need for Substantial Additional Funds."

  The Company's capital expenditure requirements will depend upon numerous factors, including the success of Cytolex and the progress of the Company's other research and development programs, the time and cost required to obtain regulatory approvals, the ability of the Company to enter into additional collaborative arrangements, the demand for products based on the Company's technology, if and when such products are approved, and possible acquisitions of products, technologies and companies. The Company had no significant capital commitments as of September 30, 1997.

  The Company does not have the resources, facilities or capabilities to manufacture any of its proposed products. The Company has no current plans to establish a manufacturing facility. The Company expects that it will be dependent to a significant extent on contract manufacturers for commercial scale manufacturing of its proposed products in accordance with regulatory standards. The Company's dependence on third parties for manufacturing may adversely affect operating results as well as the Company's ability to develop and deliver products on a timely and competitive basis. Production of peptides (such as Cytolex and other magainins) is expensive relative to production of traditional antibiotics. Additionally, there are a limited number of companies which are currently able to produce bulk peptides on the scale which the Company expects to require to commercialize Cytolex. There can be no assurance that qualified outside contractors will be available to manufacture materials for the Company, or do so at costs which are affordable by the Company.

  The Company and Abbott have agreed that upon completion of Abbott's development activities, they will negotiate in good faith a supply agreement for the Company's worldwide supply needs of bulk drug substance for Cytolex. Early stage discussions as to supply cost have occurred with Abbott, and, based on these discussions, the Company believes that further progress in scale-up and manufacturing development efforts, as well as increases in projected volumes, will be required to enable the Company to manufacture and sell Cytolex on a profitable basis. This may require substantial additional funds. No assurance can be given that a cost-effective manufacturing process can be developed, or that any such process would be approved by the FDA, or that the Company, Abbott, or others will be able to manufacture Cytolex on a commercially viable basis.

  The Company is currently dependent upon Abbott for the production of bulk drug substance for Cytolex. In the event that bulk drug substance for Cytolex is not manufactured at Abbott, the Company will need to secure other manufacturing arrangements. The process developed by Abbott is proprietary, and in the event the Company desires to utilize, or have another party utilize, such technology, the Company will be required to make license payments to Abbott. The Company has certain efforts under way with respect to alternative manufacturing sources, including recombinant manufacturing, however, these programs are at an early stage, and significant expenditures over an extended period of time will be required to develop a commercially viable process, and there can be no assurance that such efforts will be successful.

  The Company also expects to conduct significant manufacturing development activities for its other products under development. The Company is currently working with outside contractors for the chemical production of squalamine. The Company expects to expend significant resources in the production of squalamine and any other compounds under development, and there can be no assurance that these efforts will be successful.

  The Company's business is subject to a number of substantial risks and uncertainties. In addition to the information set forth above, see the information set forth under "Risk Factors."

                                   BUSINESS

THE COMPANY

  Magainin is a biopharmaceutical company engaged in the development of medicines for serious diseases. The Company's development efforts are focused on anti-infectives, oncology, and pulmonary and allergic disorders.

  Magainin's research and drug development efforts are focused on two technology platforms:

  . Host Defense Drug Discovery--the Company isolates and develops therapeutically active compounds from the host defense systems of animals. Magainin peptides represent a new class of antibiotics being developed for the treatment of infection. The Company's second host defense class, aminosterols, is a new class of pharmaceuticals which the Company believes may have multiple applications, including the control of cell proliferation.

  . Asthma Genomics--the Company employs a broad range of genomics techniques to identify genes associated with the pathogenesis of asthma, with the objective of utilizing the optimal biologic gene targets in the development of novel therapeutics for asthma and allergy.

  Magainin Peptides--Cytolex(TM)

  The Company's most advanced class of compounds under development are magainin peptides. Discovered in the skin of the African clawed frog, magainins have demonstrated broad activity against a variety of pathogens in preclinical studies. These molecules act by puncturing the membrane of the pathogen cell, resulting in the death of the pathogen.

  The Company's lead product development candidate is Cytolex(TM) (formerly called MSI-78), a topical cream antibiotic. The Company has completed two pivotal Phase III clinical trials of Cytolex for the treatment of infection in diabetic foot ulcers. These studies were designed as equivalence trials, with the goal of demonstrating that topically applied Cytolex is as effective as orally administered ofloxacin, a quinolone antibiotic indicated for the treatment of infection, including skin and soft tissue infections. Company analyses of the data from the studies showed statistical equivalence between Cytolex and ofloxacin, with respect to the primary end point of clinical response of infection at day 10 of treatment, and at subsequent time points through day 28, and at follow-up. Clinical response rates for both Cytolex and ofloxacin were between 84% and 89% and between 87% and 93%, at day 10 of treatment, and at follow-up, respectively. As a secondary endpoint in the trials, Cytolex and ofloxacin were comparable with respect to overall assessments of microbiological improvement. The two studies enrolled 926 patients.

  Data was also collected on wound healing as part of the studies. At the last patient visit date, approximately six weeks after treatment was initiated, 18% to 30% of wounds were resolved. The Company plans to evaluate additional studies relating to the effect of Cytolex on wound healing.

  Analyses of adverse events in the studies suggest a favorable profile for Cytolex. Both drugs were well tolerated; however, treatment with ofloxacin was associated with a significant excess of adverse events related to insomnia.

  In February 1997, the Company and SB entered into a development, supply and distribution agreement pursuant to which SB will market and sell Cytolex in North America. Under this agreement, SB has paid $10 million to the Company, and may make additional payments of up to $22.5 million upon the occurrence of certain product milestones. SB will also fund a majority of development expenses for any additional indications for Cytolex.

  Aminosterols--Squalamine

  Squalamine is the lead product development candidate in the Company's aminosterol program. Squalamine was discovered in the body tissues of the dogfish shark. The shark was initially examined because of its known resistance to infection and cancer. Since the discovery of squalamine, the Company has discovered several other aminosterol compounds in the shark. In preclinical testing conducted to date, certain of these compounds have demonstrated an ability to control cell growth, along with other pharmacological properties. These properties may have application in the treatment of disease indications characterized by cell proliferation, such as cancer.

  The Company's initial disease focus for squalamine is solid tumors. The formation of new blood vessels, or angiogenesis, is believed to be a critical factor in tumor growth. Squalamine may be of benefit in the treatment of a number of solid tumors by inhibition of new blood vessel growth required for tumor nourishment.

  In August 1997, the Company submitted an IND, which is now effective, to begin Phase I clinical testing of squalamine in patients with advanced malignancy.

  Asthma Genomics

  In 1996, the Company initiated a research program in the genomics of asthma. These efforts led to the identification of AAF1, a gene which varies in DNA structure and function in asthmatic and allergic humans and animals. The Company maintains a comprehensive research and development program to identify additional genes in the AAF1 biologic pathway, which genes are believed to be important in mediating the allergic responses controlled by AAF1. AAF2 has been discovered in humans as a key second gene candidate in the AAF1 pathway, and other genes have also been identified by the Company. The Company continues to investigate the role of such genes in the allergic inflammatory response.

BACKGROUND

  Overview

  Magainin's biopharmaceutical research and development efforts are focused on two technology platforms. In host defense drug discovery, the Company seeks to isolate and develop therapeutically active compounds from various organisms for the treatment of human diseases. The Company's second platform technology is a gene-based target and drug discovery program in asthma. The Company employs a broad range of genomics techniques to identify genes associated with the pathogenesis of asthma, with the objective of utilizing the optimal biologic gene targets in the development of novel therapeutics for asthma and allergy.

  Host Defense System

  The Company was formed to engage in the research, development and commercialization of compounds derived from the host defense systems of animals. The host defense system is the complex of natural processes and mechanisms used by the body to protect itself against infection and certain cancers. This system comprises physical barriers to infection, such as skin and mucosal membranes and fluids, as well as more complex chemical and biological components, such as the immune system. The Company believes that certain classes of naturally occurring peptides, such as magainins, and certain small molecules, such as aminosterols, both described below, are used by the host defense system to provide a first line of defense against infection and may have activity against certain cancers.

  The Company's approach to identifying pharmaceutically active compounds in the host defense systems of animals involves the extraction of compounds from animal tissues. The extracts are assayed for activity against selected pathogens, such as bacteria, fungi, viruses and certain cancers. The Company then purifies the active compounds and determines the precise chemical structure of the purified molecule. Once naturally occurring molecules have been isolated, the Company analyzes the relationship between the molecular structure of the compound and its biological activity. In general, this requires identification of the structures in the compound which are believed to have therapeutic effects and an analysis of how the compounds could be modified to improve the desired therapeutic effects. The Company then utilizes its combinatorial chemistry capabilities to modify the molecules to alter biological activity or increase stability.

  Magainins

  The Company's lead product development candidate, Cytolex, is a synthetic magainin peptide. The first magainins were isolated from the African frog Xenopus laevis by Dr. Michael A. Zasloff (presently Vice Chairman and Executive Vice President of the Company, and President of the Magainin Research Institute, a division of the Company) while conducting genetic and molecular biological research at the National Institutes of Health ("NIH") in 1987. In connection with his research, Dr. Zasloff was performing surgery on African clawed frogs in his laboratory. After suturing the frogs and returning them to their aquarium tank, he noticed that the incisions healed without infection, inflammation or notable scarring, despite being exposed to the bacteria-filled aquarium water. Dr. Zasloff deduced that the frogs produced a substance that protected them against infection. Eventually, he isolated, from the skin, two related peptides, which he called magainins and which were later shown to kill a variety of pathogens, including bacteria, amoeba, fungi and parasites.

  Magainins are peptides. A peptide is a chain of molecules, known as amino acids, that are considered to be one of the basic building blocks of the human body. Chains of two to 50 amino acids are generally referred to as peptides, while longer chains are referred to as proteins. Magainins are shorter-chain peptides, which can be synthesized chemically as well as by recombinant technology. Chemical synthesis permits greater flexibility in manipulating the sequence of amino acids, enabling the Company to create and test derivative compounds more rapidly and efficiently than using recombinant technology. The Company has modified natural peptides by rearranging the order and combination of amino acids and by substituting and deleting additional amino acids to produce magainins having a broader spectrum of therapeutic activity and improved potency.

  An increasing problem in the antibiotic field is resistance, the process by which antibiotics lose their effectiveness over time as bacteria, through mutation, develop the means to produce enzymes capable of diminishing the antibiotic utility. To date, the Company has not noted the development of resistance to magainins. The Company believes this is due to the means by which magainins break down pathogen cells and kill pathogens, which mechanism of action differs from traditional antibiotics. In the presence of a cell membrane rich in acidic phospholipids and poor in cholesterol, such as bacterial membranes, magainins twist into two-sided, spiral shaped molecules (helices), with one side soluble in the fat-like substance that comprises cell membranes and the other side soluble in water. Individual magainin peptides then aggregate and line up to form a channel in the membrane of a pathogen. Once formed, this aggregate punctures the cell membrane, breaks down the integrity of the cell and kills the pathogen.

  Aminosterols and Angiogenesis

  Squalamine is the lead product development candidate in the Company's aminosterol program. Squalamine was discovered in the body tissues of the dogfish shark. The shark was initially examined because of its known resistance to infection and cancer. The chemical structure of squalamine uniquely combines a steroid and a polyamine, two classes of systemic agents that are generally well-tolerated in humans. Since 1992, the Company has discovered several other aminosterol compounds in the shark. In preclinical testing, certain of these compounds have demonstrated an ability to control cell growth, along with other pharmacological properties. These properties may have application in the treatment of a number of disease indications characterized by cell proliferation, including cancer.

  Within the human body, a network of arteries, capillaries and veins, known as the vasculature, functions to transport blood throughout the body. The basic network of the vasculature is developed through angiogenesis, a fundamental process by which new blood vessels are formed. The primary angiogenic period in humans takes place during the first three months of embryonic development. During this period, cytokines and growth factors are activated to stimulate the growth of new blood vessels. Once the general network of the blood vessels is complete, these angiogenic stimulators are balanced and stabilized by the production of inhibitory factors. Although angiogenesis occurs in human embryonic development, wound healing and in certain reproductive processes in women, angiogenesis is also associated with several diseases, including cancer, as well as diabetic retinopathy and macular degeneration, both of which are major causes of blindness.

  The term cancer includes many different types of uncontrolled cellular growth. Clusters of cancer cells, referred to as tumors, may invade and destroy surrounding organs, impair physiological function and lead to death. In order to survive, cancer cells require oxygen and nutrients which they receive from the body's blood supply. In order to access this blood supply, cancer cells initiate a biochemical mechanism that stimulates angiogenesis, which provides the blood supply that nourishes the tumor. As cancer cells grow and metastasize (spread from primary sites to secondary sites) they require continuous angiogenesis. Antiangiogenic substances are intended to inhibit the growth of new blood vessels and may therefore be effective in treating certain cancers, with potentially less serious and fewer adverse side effects than traditional therapies.

  The aminosterol compounds are believed by the Company to have a unique mechanism of action whereby they inhibit cell proliferation at an early stage in cell activation by blocking the function of certain ion transporters in the cell membrane. These transporters act as pumps on the surface of cells, and control cell function through regulation of intracellular pH, cell metabolism and cell volume. In the case of squalamine, there is a blockade of function for a specific sodium proton exchanger in the cell membrane of certain endothelial cells which leads to a cessation of endothelial cell proliferation, and as a consequence, capillary formation. Thus, squalamine is believed by the Company to limit growth promoting signals from several different growth stimulatory factors.

  Genomics and Drug Discovery

  Advances in genetics and molecular biology have significantly enhanced the ability of scientists to clone and sequence genes and identify the causes of disease at the molecular level. The examination of the genetic influences on human disease is called genomics, or the study of the genome. Functional genomics refers to the determination of the manner in which disease genes specifically impact the disease process. In contrast to traditional drug discovery and development, a genetics approach commences by identifying those genes that are responsible for the initiation or progression of disease. Analysis of DNA (deoxyribonucleic acid) helps characterize the specific role of genes in the disease process. The information stored in the DNA of a gene is a set of instructions to living cells of the organism. These instructions direct the cells to synthesize specific proteins such as hormones or enzymes that perform the basic biochemical and physiological functions of the cells. Disease may occur when a defect (mutation) occurs in a gene or genes, resulting in incorrect instructions being sent to cells, and disrupting the normal balance or function of these essential proteins. The ability to detect such a mutation and to understand how the disruption of normal protein function contributes to the initiation and progression of the resultant disease are potentially valuable aids to pharmaceutical discovery and development. To identify an appropriate molecular target for therapeutic intervention, it may also be necessary to characterize fully the biochemical pathway in which the disease gene functions.

   The Company employs a comprehensive functional genomics approach to understand the genetic basis of disease and to develop potential drug leads. The key elements of the Company's asthma genomics program include:

    Gene Identification--To link a disease with specific genes, DNA and relevant clinical information is collected from families and isolated individuals afflicted with the disease. The DNA from each individual of the families is tested with DNA mapping markers, which when analyzed give a chromosomal location for a disease gene. The process is then extended to more detailed DNA mapping studies of the chromosomal area, and the identification of genes located in the area that may be associated with the disease. These genes are screened for mutations (defects) using DNA sequencing and other techniques and then correlated based on inherited disease patterns in families and isolated discrete populations.

  Parallel studies of gene mapping and mutation analyses of animal models of a disease process are often possible, and provide complimentary information. Genetic defects related to disease susceptibility and progression are thus identified.

    Target Validation--Genes identified as potential targets for pharmaceutical intervention undergo an integrated analysis using advanced in vitro and in vivo bench techniques to elucidate mechanisms of disease initiation and progression. This process, known as target validation, provides further evidence of the relevance of the identified genes to particular portions of the disease process, and guides the selection of strategies for pharmaceutical intervention. The Company uses an integrated approach of biochemistry, genetics, cellular and molecular biology, and animal models of the disease in the target validation process.

    Pathway Elucidation--To identify an appropriate target for therapeutic intervention, it is highly desirable to know how the disease genes are turned on or off (gene regulation pathways) and how the gene functions within the biochemical processes of cells (signal transduction pathways). The discovery process for novel regulatory and signaling proteins involves a combination of biochemical, molecular, biological and genetic approaches.

    Target Specific Assay Development--Targets identified as appropriate for therapeutic intervention are placed in biochemical and cell based assay systems that closely mimic their native environment. In a biochemical assay, the components and mechanism of action of the target proteins are known. Since biochemical assays are usually amenable to high-throughput screening, results can be obtained rapidly and reproduced consistently. As a complimentary approach, cell based assays extend the biochemical screening capabilities by allowing analysis of sample activity in a physiologically relevant environment while similarly permitting the assessment of cytotoxicity and cell permeability. Cell based screens provide multiple sites of therapeutic intervention to be assessed at one time, such as the receptors, regulatory proteins, and signaling proteins involved in a pathway.

  Through these processes, the Company seeks to identify appropriate targets for pharmaceutical intervention that aim to control the root cause of human disease. The Company believes that pharmaceuticals developed for use against these specific targets have the potential for greater effectiveness and fewer side-effects than pharmaceuticals developed through more traditional processes.

PRODUCT DEVELOPMENT AND RESEARCH PROGRAMS

  Cytolex--Infected Diabetic Foot Ulcers

  The Company's most advanced development compound is Cytolex, a topical cream antibiotic. Cytolex is a 22 amino acid magainin peptide, formulated as a 1% topical cream. In vitro studies of Cytolex have shown that it is a broad spectrum anti-infective, effective against gram negative, gram positive and fungal organisms. The Company's initial intended use for Cytolex is for the treatment of infection in diabetic foot ulcers.

  Infected foot ulcers in diabetic patients are a serious complication. The often compromised vasculature and nervous systems in the diabetic patient can create conditions conducive to foot ulceration and consequent infection. These infections can lead to osteomyelitis (bone infection) and limb amputation. Patients with infected ulcers are typically treated with oral antibiotics and no topical antibiotics are currently approved specifically for the treatment of infection in diabetic foot ulcers.

  The Company believes that topical antibiotics may offer advantages over oral antibiotics in the treatment of infection in diabetic foot ulcers. Increasing utilization of oral antibiotics has exacerbated the development of antibiotic resistance, and resistant organisms are expected to continue to develop. Additionally, there can be side effects associated with oral antibiotics, including gastrointestinal distress, headaches and insomnia. The Company believes that a topical treatment for diabetic foot ulcers may also improve patient compliance with their medication and associated wound care.

  In September 1996, the Company announced results of its initial, pivotal Phase III clinical trial of Cytolex, and in March 1997, the Company reported results from a second such pivotal trial. These trials were designed as equivalence studies with the goal of demonstrating that Cytolex topical cream is as effective as orally administered ofloxacin, a quinolone antibiotic, indicated for the treatment of infection, including skin and soft tissue infections. The Company's analysis of the data from the studies showed statistical equivalence between Cytolex and ofloxacin, with respect to the primary endpoint of clinical response of infection at day 10 of treatment, and at subsequent time points through day 28, and at follow-up. Clinical response rates for both Cytolex and ofloxacin were between 84% and 89% and between 87% and 93%, at day 10 of treatment, and at follow-up, respectively. As a secondary endpoint in the trials, Cytolex and ofloxacin were comparable with respect to overall assessments of microbiological improvement. The two studies together enrolled 926 patients. The Company intends to submit an NDA with the FDA based on the results of these clinical trials; however, there can be no assurance that Cytolex will be approved by the FDA. See "Risk Factors -- Risks Associated with Clinical Testing and FDA Approval of Cytolex."

  Additional analyses were done on the eradication rate for each individual species of pathogen. Results varied from species to species, and generally favored ofloxacin. Although eradication rates for individual organisms differed, positive clinical responses were commonly observed even when total eradication did not occur.

  Data was also collected on wound healing as part of the studies. At the last patient visit date, approximately six weeks after treatment was initiated, 18% to 30% of wounds were resolved. The results indicated the rate and extent of wound resolution was not statistically different in the two treatment groups. The Company plans to evaluate additional studies relating to the effect of Cytolex on wound healing.

  Analyses of adverse events in the studies suggest a favorable profile for Cytolex. Both drugs were well tolerated; however, treatment with ofloxacin was associated with a significant excess of adverse events related to insomnia.

  Squalamine--Solid Tumors

  Squalamine is the Company's lead product development candidate in its aminosterol program. The Company's initial disease focus for squalamine is solid tumors. In August 1997, the Company filed an IND with the FDA to begin Phase I clinical testing of squalamine in patients with advanced malignancy.

  Cancer is the second most common cause of death in the Western world, exceeded only by coronary heart disease. The three most prevalent methods of treating patients with cancer are surgery, radiation therapy and chemotherapy. A cancer patient often receives a combination of these treatment methods. Surgery and radiation therapy are particularly effective in patients in which the disease has not yet metastasized to other tissue or organs. Chemotherapy is the principal treatment for tumors that have metastasized. Chemotherapy involves the administration of drugs designed to kill cancer cells ("cytotoxic drugs") or the administration of hormone analogues to either reduce the production of, or block the action of, certain hormones, such as estrogens and androgens, which affect the growth of tumors. Because chemotherapeutic agents generally attack rapidly dividing cells indiscriminately, damaging normal as well as cancerous cells, use of such agents often has serious adverse effects. Additionally, resistance to chemotherapy inevitably occurs over time.

  Advances in the understanding of the genesis and development of cancer have begun to yield new approaches to cancer treatment. One such approach is the control of angiogenesis, or new blood vessel growth. Angiogenesis is a key stage in the development of tumor malignancy, and its inhibition should contribute to the tumor becoming or remaining dormant.

  Squalamine may be of benefit in the treatment of solid tumors by inhibiting new blood vessel growth required for tumor nourishment. Squalamine has exhibited antiangiogenic properties in a number of in vitro and in vivo assays, and in animal models. Squalamine is believed to inhibit the growth of primitive or embryonic capillaries associated with tumor growth. Squalamine has the potential to be used in combination with a number of cytotoxic drugs in the treatment of solid tumors, and the Company has observed synergies with certain such cytotoxic therapies in animal testing.

  Asthma Genomics Program

  Asthma is characterized clinically by wheezing and shortness of breath due to reversible bronchospasm. It is a chronic, disabling disorder that appears to be increasing in prevalence and severity. The complex pathophysiology of asthma is under intensive scrutiny; however, its precise causes are not well understood. A number of studies suggest a genetic component to asthma, but family studies have been difficult to interpret due to other influences, including allergens and pollutants. Allergic diseases, including allergic rhinitis, are often present in individuals with asthma, but are also important disease entities by themselves. The Company believes the genetic susceptibility factors for asthma and allergy will be, at least in part, related to one another. Current treatments for asthma and allergy are limited to controlling inflammation or treating airway constriction through use of bronchodilators.

  In 1996, Magainin initiated a research program in the genomics of asthma. These efforts led to the identification of AAF1, a gene which varies in DNA structure and function in asthmatic and allergic humans and animals. The Company maintains a comprehensive research and development program to identify additional genes in the AAF1 biologic pathway, which other genes are believed to be important in mediating the allergic responses controlled by AAF1. AAF2 has been discovered in humans as a key second gene candidate in the AAF1 pathway, and other genes have also been identified by the Company. The Company has filed patent applications and has licensed intellectual property relating to AAF1, AAF2 and certain other genes in the treatment of asthma and allergy. The Company continues to investigate the role of these genes in the allergic inflammatory response, with the objective of utilizing the optimal biologic gene targets in the development of novel therapeutics for asthma and allergy.

  Other Research Programs

  The Company is evaluating additional magainin peptides in a number of disease indications. One such program is directed toward the treatment of pseudomonas infections in cystic fibrosis patients. In this program, early stage efforts include compound formulation activities necessary to deliver the peptide in an aerosolized manner appropriate for inhalation therapy. Additional magainin peptides are under evaluation in the treatment of other infections.

  The Company is also pursuing other research programs related to squalamine. Due to the unique mechanism of action of squalamine, it may also have application in a number of disease conditions characterized by abnormal blood vessel growth, including rheumatoid arthritis, diabetic retinopathy, psoriasis and age related macular degeneration of the eye. Additionally, the Company has early research efforts directed toward the reformulation of squalamine as an oral agent. As compared to the current intravenous formulation, an oral formulation of squalamine may be of benefit in the treatment of chronic disease conditions.

  The Company has discovered a number of other aminosterol compounds in the shark, each differing from squalamine in chemical structure. Each is believed to interact with a different, specific receptor, and, as a consequence, alter the intracellular metabolism in a manner that disturbs the target cell response to certain growth factors, hormones and other signals. The Company is evaluating the role of aminosterols in altering metabolism as it affects obesity. Other therapeutic opportunities for these compounds may include various malignancies, inflammatory diseases, and viral infections.

  In addition, the Company has a number of other early stage research programs. In one such program, the Company is engaged in research efforts on defensins. Defensins are compounds found in animals and man which have host defense properties similar to magainins and aminosterols. The Company believes that the longer-term evolution of the host defense field may lie in the discovery of compounds that regulate endogenous defensin expression, rather than direct application of the defensin molecules themselves.

  The Company conducts the majority of its research and development activities through its own staff and facilities, including the Magainin Research Institute, an internal division of the Company focused on host defense research, and the Magainin Institute of Molecular Medicine, an internal division of the Company focused on the genomics of asthma. The Company also employs contract research organizations, independent consultants and other research professionals to aid in its research and development activities, and maintains a Scientific Advisory Board to help guide its efforts.

COLLABORATIVE ARRANGEMENTS

  Development and Marketing Collaborations. Collaborations may allow the Company to leverage its own scientific and financial resources and gain access to markets and technologies that would not otherwise be available to the Company. In the long term, development and marketing arrangements with established companies in the markets in which potential products will compete may allow the Company's products easier access to their intended market and may accordingly conserve Company resources. The Company expects that it will enter into development and marketing arrangements for most of the products it may develop. From time to time, the Company holds discussions with various potential partners. See "Risk Factors - Dependence on Sales and Marketing Partners; Marketing Uncertainties."

  In February 1997, the Company entered into a development, supply and distribution agreement (the "Agreement") in North America with SB for Cytolex. SB has paid the Company $10.0 million under this Agreement, and may make additional payments to Magainin of up to $22.5 million upon the occurrence of certain product milestones. SB will also fund a percentage of any development expenses for any additional indications for Cytolex. Upon the commencement of commercial sales by SB, Magainin will be responsible for the supply of Cytolex and SB will be responsible for the marketing and sales of Cytolex. Magainin will receive certain percentages of SB sales revenues under agreed upon terms. The Agreement also gives SB the right to negotiate for rights to another Magainin product development candidate, under certain terms and conditions. The Agreement gives SB the right to terminate on a country by country basis if SB determines it is not economical to distribute Cytolex in those areas. See "Risk Factors - Dependence on Sales and Marketing Partners; Marketing Uncertainties."

  Research and License Agreements. The Company has rights under license agreements to several patents and patent applications under which the Company expects to owe royalties on sales of any products which are covered by issued patent claims. Additionally, certain of these agreements also provide that if the Company elects not to pursue the commercial development of any licensed technology, or does not adhere to an acceptable schedule of commercialization, then the Company's exclusive rights to such technology would terminate. The Company also funds research at certain institutions, and these relationships may provide the Company with an option to license any results of the research.

MANUFACTURING

  The Company does not have the resources, facilities or capabilities to manufacture any of its proposed products. The Company has no current plans to establish a manufacturing facility. The Company expects that it will be dependent to a significant extent on contract manufacturers for commercial scale manufacturing of its proposed products in accordance with regulatory standards. The Company's dependence on third parties for manufacturing may adversely affect operating results as well as the Company's ability to develop and deliver products on a timely and competitive basis. Production of peptides (such as Cytolex and other magainins) is expensive relative to production of traditional antibiotics. Additionally, there are a limited number of companies currently able to produce bulk peptides on the scale which the Company expects to require to commercialize Cytolex. There can be no assurance that qualified outside contractors will be available to manufacture materials for the Company, or do so at costs which are affordable by the Company.

  Contract manufacturers may utilize their own technology, technology developed by the Company, or technology acquired or licensed from third parties. When contract manufacturers develop proprietary process technology and have ownership of the Drug Master File, the Company's reliance on such contract manufacturer is increased, and the Company may have to obtain a license from such contract manufacturer to have its products manufactured by another party. Successful technology transfer from the original contract manufacturer may be required. There can be no assurance that any such license will be available on terms acceptable to the Company, or, if available, that such technology will be successfully transferred to the Company. Any such technology transfer may require transfer of requisite data for regulatory purposes, including information contained in a proprietary Drug Master File held by a contract manufacturer. There can be no assurance that any such transfer can be completed.

  The Company is working with Abbott with regard to the manufacture of bulk drug substance for Cytolex. This arrangement provides for the development by Abbott of a solution phase chemical process to manufacture bulk drug substance for Cytolex on a commercial scale, for the production of bulk drug substance for Cytolex for development purposes, and for Abbott to perform those activities necessary to submit a Drug Master File to the FDA in support of any filing for marketing approval of Cytolex. There can be no assurance that Abbott will satisfy any or all of its obligations under this arrangement in a timely manner.

  The Company and Abbott have agreed that, upon completion of Abbott's development activities, they will negotiate in good faith a supply agreement for the Company's worldwide supply needs of bulk drug substance for Cytolex. Early stage discussions as to supply cost have occurred with Abbott, and, based on these discussions, the Company believes that further progress in scale-up and manufacturing development efforts will be required to enable the Company to manufacture and sell Cytolex on a profitable basis. This may require substantial additional funds. No assurance can be given that a cost-effective manufacturing process can ultimately be developed, or that any such process would be approved by the FDA, or that the Company, Abbott, or others will be able to manufacture Cytolex on a commercially viable basis. See "Government Regulation."

  The Company is currently dependent upon Abbott for the production of bulk drug substance for Cytolex. In the event that bulk drug substance for Cytolex is not manufactured at Abbott, the Company will need to secure other manufacturing arrangements. The process developed by Abbott is proprietary, and in the event the Company desires to utilize, or have another party utilize, such technology, the Company would be required to make license payments to Abbott. The Company has certain efforts underway with respect to alternative manufacturing sources, including recombinant manufacturing; however, these programs are at an early stage, and significant expenditures over an extended period of time will be required to develop a commercially viable process, and there can be no assurance that such efforts will be successful.

  The Company also expects to conduct significant manufacturing development activities for its other products under development. The Company is currently working with outside contractors for the chemical production of squalamine. The Company expects to expend significant resources in the production of squalamine and any other compounds under development, and there can be no assurance that these efforts will be successful.

GOVERNMENT REGULATION

  The production and marketing of the Company's products and its research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, drug products are subject to rigorous review by the FDA. The Federal Food, Drug, and Cosmetic Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, efficacy, labeling, storage, recordkeeping, approval, advertising, promotion and distribution of such products. Noncompliance with applicable requirements can result in Warning Letters, fines, recall or seizure of products, refusal of the government to approve marketing applications or to allow the Company to enter into government supply contracts, the withdrawal of previously approved new drug applications and criminal prosecution.

  In order to obtain FDA approval to market a new drug product, the Company must submit proof of safety, efficacy and quality. Such proof entails extensive and time consuming preclinical and clinical testing. The results of preclinical studies are submitted to the FDA as part of an IND. Preclinical studies involve laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product. Once the IND is effective, human clinical trials may be conducted. Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of patients or healthy volunteer subjects primarily for safety at one or more doses. In Phase II, in addition to safety, the efficacy of the product is evaluated in a patient population somewhat larger than Phase I trials. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically dispersed test sites. A clinical plan, or "protocol," accompanied by the approval of the Institutional Review Board participating in the trials, must be submitted to the FDA prior to commencement of clinical trials. Various reports must be submitted to the FDA during the course of the trials, and the FDA may order the temporary or permanent discontinuation of a clinical trial at any time. The results of the clinical trials are submitted to the FDA as part of an NDA.

  Detailed manufacturing information is also required to be included in the NDA for review and approval by the FDA. Among other things, the Company must submit data indicating that the drug product can be consistently manufactured at the same quality standard, that the drug product is stable over time, and that the level of chemical impurities in the drug product is under specified levels. Peptides are an especially difficult compound to manufacture at these standards, particularly at the scale at which Cytolex will be required to be manufactured. There can be no assurance that the manufacturing information submitted for Cytolex, or other products under development, will be sufficient for approval by the FDA.

  Following extensive review of the NDA, the FDA may grant marketing approval, require additional testing or information, or deny the application. Sales of a new drug may commence following FDA approval of an NDA and satisfactory completion of a pre-approval inspection of the manufacturing facility, including a review of pertinent production records. If there are any modifications to the drug, including any changes in indication, manufacturing process, labeling or manufacturing facility, an NDA supplement may be required to be submitted to the FDA. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained, or if problems concerning safety, efficacy or quality of the product occur following approval.

  Continued compliance with all FDA requirements and conditions in an approved application, including those concerning product specification, manufacturing process, validation, labeling, promotional material, recordkeeping and reporting, is necessary for all approved drug products. Failure to comply could result in Warning Letters, product recall or other FDA-initiated actions, which could delay further marketing until the products are brought into compliance.

  In October 1992, PDUFA was enacted, imposing substantial fees on a one-time basis for applications for approval, and on an annual basis for the manufacturing and marketing, of prescription drugs. Legislation reauthorizing PDUFA is currently pending in Congress and it is anticipated that such user fees will continue and may increase in the future.

  The Company is also subject to regulation by other regulatory authorities, including the Occupational Safety and Health Administration, the Environmental Protection Agency, the Nuclear Regulatory Commission, the Drug Enforcement Agency and the United States Department of Agriculture, and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to additional federal, state or local regulations. These agencies may promulgate regulations that affect the Company's research and development programs.

  Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not FDA approval has been obtained, approval by comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing in those countries. The time required to obtain such approval may be longer or shorter than that required for FDA approval.

PATENT AND PROPRIETARY RIGHTS; LICENSED TECHNOLOGY

  The Company's success will depend in part upon its ability to obtain patent protection for compounds, uses of compounds, and processes. Patent matters involve complex legal and factual issues, and can be highly uncertain. Host defense compounds can be isolated from a wide variety of sources, and it is not possible for the Company or any other entity to have proprietary rights to all such compounds, or their uses. Additionally, chemical entities that are similar to, but not identical with, the Company's compounds, may not be protected by issued patents of the Company. In the genomics area, a number of companies are attempting to identify rapidly and patent genes whose functions have not yet been characterized. Additional companies are seeking to patent fully characterized genes. The criteria for obtaining patent protection for genes is unclear, and the impact of this uncertainty on the Company's business can not be determined.

  The Company owns or has exclusive rights under license agreements to 43 issued patents, and an additional 27 patent applications are pending, including the patent application relating to Cytolex. Of the 70 patents or patent applications to which the Company has rights, 45 are related to host defense and 25 are related to the Company's research efforts in genomics. There can be no assurance that any patent applications now pending or filed in the future will result in patents being issued or that any patents now held by or licensed to the Company, or issued or licensed to the Company in the future, will afford any competitive advantages for the Company, or will not be challenged by third parties. The cost of litigation to uphold the validity and prevent infringement of patents and to enforce licensing rights can be substantial. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate the technology owned by or licensed to the Company or design around the patented aspects of such technology. In addition, there can be no assurance that the products and technologies the Company will seek to market will not infringe patents or other rights owned by others, licenses to which may not be available to the Company.

  The Company also relies upon unpatented proprietary technology, and may determine in appropriate circumstances that its interest would be better served by reliance on trade secrets or confidentiality agreements rather than patents. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to such proprietary technology or that the Company can meaningfully protect its rights in such unpatented proprietary technology. Additionally, if the Company is unable to obtain strong proprietary rights protection of its products after obtaining regulatory clearance, competitors may be able to market competing products by obtaining regulatory clearance, through showing equivalency to the Company's product, without being required to conduct the lengthy clinical tests required to be conducted by the Company.

  Virtually all of the Company's key scientists worked at other biotech or pharmaceutical companies or at universities and research institutions before joining the Company. Disputes may arise as to whether technology developed by such scientists while employed by or associated with the Company was first discovered when they were employed by or associate with others in a manner that would give third parties rights to such technology superior to the rights, if any, of the Company. Disputes of this nature have occurred in the past, and are expected to continue to arise in the future, and there can be no assurance that the Company will prevail in any such disputes.

  To the extent that consultants, vendors or other third parties apply technological information independently developed by them or by others to the Company's proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in favor of the Company. Members of the Company's Scientific Advisory Board and other consultants are employed by or have consulting agreements with third parties, and any inventions discovered by such individuals are not likely to become the property of the Company.

  The Company has rights under license agreements to certain patents and patent applications under which the Company expects to owe royalties on sales of any products which are covered by issued patent claims. Additionally, certain of these agreements also provide that if the Company elects not to pursue the commercial development of any licensed technology, or does not adhere to an acceptable schedule of commercialization, then the Company's exclusive rights to such technology would terminate.

COMPETITION

  The pharmaceutical industry is characterized by intense competition. Many companies, research institutions and universities are working in a number of areas similar to the Company's field of interest. The Company is aware that research is being conducted by others in connection with compounds from the host-defense systems of various animals. Additionally, many companies are involved in research and development activities focused on the pathogenesis of disease, and competition among companies attempting to find the genes responsible for disease is intense. Furthermore, many companies are engaged in the development and sale of products, such as traditional antibiotics, which may be, or are, competitive with the Company's proposed products. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than the Company. The Company's proposed products may also be subject to competition from products using techniques other than those developed by the Company or based on advances that may render the Company's products obsolete.

  The Company expects technological developments in the biopharmaceutical field to occur at a rapid rate and expects competition to intensify as advances in this field are made. Accordingly, the Company will be required to continue to devote substantial resources and efforts to research and development activities in order to maintain a competitive position in this field. Compounds, products or processes developed by the Company may become obsolete before the Company is able to recover a significant portion of its research and development expenses. The Company will be competing with respect to its proposed products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials of new or improved therapeutic products and obtaining regulatory approvals of such products. Some of these companies may be in advanced phases of clinical testing of various drugs that may be competitive with the Company's proposed products.

  Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed, some of which may be directly competitive with that of the Company. In addition, these institutions, along with pharmaceutical and biotechnology companies, can be expected to compete with the Company in recruiting highly qualified scientific personnel.

  As to the disease areas being targeted by the Company, there can be no assurance that Cytolex will be successfully marketed against oral antibiotics for the treatment of infection in diabetic foot ulcers. These infections have historically been treated with systemically administered antibiotics. There also can be no assurance that Cytolex can be manufactured at a cost which will allow it to be sold at a competitive price relative to oral antibiotics, or other topical antibiotics that may be used for this indication. Significant efforts are underway by many companies in the development and marketing of products intended for the additional disease areas being targeted by the Company, including cancer and asthma. A number of major pharmaceuticals companies have significant franchises in these disease areas, and can be expected to invest heavily to protect these interests. In addition, in the cancer field, antiangiogenic agents are under development at a number of companies. In the asthma field, other biopharmaceutical companies have also reported the discovery of genes relating to asthma.

EMPLOYEES

  As of September 30, 1997, the Company had 72 full-time employees. No employees are covered by collective bargaining agreements, and the Company considers relations with its employees to be good.

PROPERTIES

  The Company occupies an aggregate of approximately 21,000 square feet of space in Plymouth Meeting, Pennsylvania, which is used as office and laboratory space. The Company leases this space pursuant to a lease expiring in 1999, which provides for minimum annual rent payments of approximately $322,000 in the year ending December 31, 1997 and is subject to increases on an annual basis for the remaining term.

                           DIRECTORS AND MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  Executive officers and directors of the Company, and their ages as of September 30, 1997, are as follows:

NAME                     AGE POSITION
----                     --- --------
Jay Moorin..............  46 Chairman, President and Chief Executive Officer
Michael A. Zasloff,
 M.D., Ph.D.............  51 Vice Chairman and Executive Vice President
Michael R. Dougherty....  39 Executive Vice President, Chief Financial Officer,
                              and Director
Roy C. Levitt, M.D......  44 Executive Vice President, and Director
Thomas J. Bigger........  40 Senior Vice President
Paul A. Litka, M.D......  48 Senior Vice President
Bernard Canavan, M.D....  61 Director
Zola P. Horovitz,
 Ph.D...................  63 Director
Charles A. Sanders,
 M.D....................  65 Director
Robert F. Shapiro.......  62 Director
James B. Wyngaarden,
 M.D....................  72 Director

  Jay Moorin has served as President and Chief Executive Officer of the Company since 1991. In July 1996, Mr. Moorin was appointed Chairman of the Board. Prior to joining the Company, Mr. Moorin served as a Managing Director at Bear, Stearns & Co., Inc. and was responsible for health care investment banking and other services to the pharmaceutical and distribution industry. Mr. Moorin was employed in other capacities by Bear, Stearns from 1988 to 1990. From 1983 to 1988, Mr. Moorin was employed by E. R. Squibb & Co., Inc. ("Squibb"), joining Squibb as its first Corporate National Accounts Director and subsequently was promoted to Business Area Director and Vice President of Marketing and Business Development at SquibbMark, a division of Squibb.

  Michael A. Zasloff, M.D., Ph.D., has served as Executive Vice President of the Company and President of the Magainin Research Institute, since July 1992. In July 1996, Dr. Zasloff was appointed Vice Chairman of the Board. From 1988 until Dr. Zasloff joined the Company on a full-time basis in July 1992, Dr. Zasloff was the Company's Chief Scientific Advisor and served as the Charles E.H. Upham Professor, Department of Pediatrics and Genetics, University of Pennsylvania School of Medicine, and Chief, Division of Human Genetics and Molecular Biology, the Children's Hospital of Philadelphia. From 1982 until 1988, Dr. Zasloff was Chief, Human Genetics Branch, National Institutes of Child Health and Human Development, National Institutes of Health. Dr. Zasloff currently also serves as Adjunct Professor, Department of Human Genetics and Orthopedics, University of Pennsylvania School of Medicine.

  Michael R. Dougherty has served as Executive Vice President and Chief Financial Officer of the Company since March 1995, and as a Director since August, 1997. From August 1993, when he joined the Company, until March 1995, Mr. Dougherty served as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Dougherty served in the following capacities at Centocor, Inc. (a biopharmaceutical company): Senior Vice President, Chief Financial Officer and Treasurer, from February 1992 to August 1993, Vice President Corporate Finance from May 1990 to February 1992 and Treasurer from June 1986 to May 1990.

  Roy C. Levitt, M.D., has served as Executive Vice President and the Director of the Magainin Institute of Molecular Medicine since joining the Company in January 1996. Dr. Levitt was appointed Chief of Research and Development at the Company, and a Director in August, 1997. Prior to joining the Company, Dr. Levitt was a faculty member at Johns Hopkins University in the Department of Anesthesiology and Critical Care Medicine, from 1986 to 1995, in Neurological Surgery from 1995 to 1996 and in Environmental Health Sciences from 1988 to 1996.

  Thomas J. Bigger has served as Senior Vice President Business Development, Marketing and Sales since joining the Company in July 1996. Mr. Bigger served as Senior Vice President of Advanced Polymer Systems (a drug development company), in 1994 and 1995. From 1979 to 1994, Mr. Bigger held a number of positions of increasing responsibility at Rhone-Poulenc Rorer ("RPR"), including serving as President of Dermik Laboratories, a subsidiary of RPR.

  Paul A. Litka, M.D. has served as Senior Vice President Clinical Research and Regulatory Affairs of the Company since May 1996. From March 1995, when he joined the Company, until May 1996, Dr. Litka served as Vice President Clinical Research. From 1991 to 1994, Dr. Litka was Senior Vice President and General Manager of the Institute for Biological Research and Development, a clinical research organization.

  Bernard Canavan, M.D. has served as a director of the Company since 1994. Dr. Canavan was employed by American Home Products Corporation for over twenty-five years. From June 1990 until his retirement in January 1994, he was President of American Home Products Corporation and was responsible for all operations, including its pharmaceutical businesses worldwide. Previously, Dr. Canavan was Chairman and Chief Executive Officer of American Home Products' pharmaceutical company, Wyeth-Ayerst Laboratories. Dr. Canavan is also a director of Alpha-Beta Technology, Inc., and BioChem International Inc.

  Zola P. Horovitz, Ph.D. has served as a director of the Company since 1995. Dr. Horovitz was employed by Bristol-Myers Squibb Company ("Bristol-Myers") and its predecessor, Squibb Corporation, for over thirty years. At the time of his retirement in 1994, Dr. Horovitz was Vice President of Business Development at Bristol-Myers. Dr. Horovitz is currently a consultant to the pharmaceutical and biotechnology industry, and is a director of Avigen, Inc., Clinicor Inc., Procept, Inc., Synaptic Pharmaceutical Corporation, Diacrin, Inc., BioCryst Pharmaceuticals, Inc. and Roberts Pharmaceutical Corporation, and is also a member of Magainin's Scientific Advisory Board.

  Charles A. Sanders, M.D. has served as a director of the Company since September 1996. Dr. Sanders is the retired Chairman and Chief Executive Officer of Glaxo Inc., where he was employed from 1989 to 1995. Previously, Dr. Sanders was Vice Chairman of Squibb Corporation and also served as General Director of Massachusetts General Hospital. Dr. Sanders is a director of Scios Inc., Vertex Pharmaceuticals Incorporated, StaffMark, Inc., Kendle International and Pharmacopeia, Inc.

  Robert F. Shapiro has served as a director of the Company since September 1996. In 1997, Mr. Shapiro joined Klingenstein, Fields and Co., Inc., an investment management firm, as Vice Chairman and Partner. Since 1988, Mr. Shapiro has served as President of RFS & Associates, Inc., a private investment and consulting firm. Previously, Mr. Shapiro served as President and Co-Chairman of Wertheim Schroder & Co., Inc. and Chairman of New Street Capital Corporation, investment banking firms. Mr. Shapiro is also a director of American Buildings Company, The Burnham Fund, Inc., Equitable Capital Partners, L.P. and The TJX Companies, Inc.

  James B. Wyngaarden, M.D. has served as a director of the Company since September 1996. From 1990 to 1994, Dr. Wyngaarden was Foreign Secretary of the National Academy of Sciences and Institute of Medicine. Dr. Wyngaarden previously served in several capacities, including as the Director of the National Institutes of Health. Dr. Wyngaarden is a director of Hybridon, Inc. and Human Genome Sciences, Inc. and is also a member of Magainin's Scientific Advisory Board.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of the dates indicated by (i) all persons who were beneficial owners of five percent (5%) or more of the Company's Common Stock as of December 31, 1996 and (ii) as of September 30, 1997 by each director, each executive officer and all directors and executive officers as a group.

                                                    PERCENTAGE OF SHARES
                                                   BENEFICIALLY OWNED (2)
                                    NUMBER OF      --------------------------
                               SHARES BENEFICIALLY   BEFORE          AFTER
BENEFICIAL OWNER                    OWNED (1)       OFFERING       OFFERING
----------------               ------------------- -----------    -----------
Amerindo Investment Advisors
Inc.
780 Third Avenue, Suite 3204
New York, NY 10017 (3).......         957,500                4.9%           4.4%
First Union Corporation
One First Union Center
Charlotte, NC 28288 (4)......       1,096,245                5.7%           5.0%
FMR Corporation
82 Devonshire Street
Boston, MA 01109 (5).........       1,539,000                7.9%           7.0%
Oracle Partners, L.P.
135 East 57th Street, 30th
Floor
New York, NY 10022 (6).......       1,317,000                6.8%           6.0%
Wellington Management Company
75 State Street
Boston, MA 02109 (7).........       2,711,000               14.0%          12.4%
Jay Moorin (8)...............         759,612                3.8%           3.4%
Michael A. Zasloff, M.D.,
Ph.D. (9)....................         507,320                2.6%           2.3%
Michael R. Dougherty (10)....         154,500                  *              *
Roy C. Levitt, M.D. (11).....          74,375                  *              *
Thomas J. Bigger (12)........          31,250                  *              *
Paul A. Litka, M.D. (13).....          41,000                  *              *
Bernard Canavan, M.D. (14)...          15,000                  *              *
Zola P. Horovitz, Ph.D.
(15).........................          15,000                  *              *
Charles A. Sanders, M.D.
(16).........................           3,750                  *              *
Robert F. Shapiro (17).......          23,750                  *              *
James B. Wyngaarden, M.D
(18).........................           4,250                  *              *
All current executive
 officers and directors as a
 group
 (11 persons) (19)...........       1,629,807                7.8%           7.0%

---------------------
  * Less than one percent.
 (1) Beneficial ownership has been determined pursuant to applicable rules of the Commission.
 (2) The percentage for each individual or group is based on the aggregate of the shares outstanding as of September 30, 1997 (19,379,607 shares).
 (3) This information is presented in reliance on information disclosed in a
     Schedule 13F filed by Amerindo Investment Advisors Inc. ("Amerindo") with the Commission reporting as of June 30, 1997.

 (4) This information is presented in reliance on information disclosed in a
     Schedule 13G filed by First Union Corporation with the Commission reporting as of December 31, 1996.
 (5) This information is presented in reliance on information disclosed in a
     Schedule 13F filed by FMR Corporation with the Commission reporting as of June 30, 1997.
 (6) This information is presented in reliance on information disclosed in a
     Schedule 13F filed by Oracle Partners, L.P. with the Commission reporting as of June 30, 1997.
 (7) This information is presented in reliance on information disclosed in a
     Schedule 13F filed by Wellington Management Company with the Commission reporting as of June 30, 1997.
 (8) Represents 759,112 shares of Common Stock issuable upon exercise of options. Includes 500 shares owned by Mr. Moorin's wife as to which shares Mr. Moorin disclaims beneficial ownership.
 (9) Includes 305,008 shares of Common Stock issuable upon exercise of options and 30,000 shares of Common Stock held by trusts for the benefit of certain members of Dr. Zasloff's family.
(10) Represents 154,500 shares of Common Stock issuable upon exercise of options.
(11) Includes 61,250 shares of Common Stock issuable upon exercise of options, and 8,500 shares issuable to Dr. Levitt.
(12)Represents 31,250 shares of Common Stock issuable upon exercise of options.
(13) Represents 41,000 shares of Common Stock issuable upon exercise of options.
(14) Represents 15,000 shares of Common Stock issuable upon exercise of options.
(15) Represents 15,000 shares of Common Stock issuable upon exercise of options.
(16)Represents 3,750 shares of Common Stock issuable upon exercise of options.
(17) Includes 3,750 shares of Common Stock issuable upon exercise of options and 5,000 shares owned by Mr. Shapiro's wife, as to which shares Mr. Shapiro disclaims beneficial ownership.
(18)Includes 3,750 shares of Common Stock issuable upon exercise of options.
(19) See (8), (9), (10), (11), (12), (13), (14), (15), (16), (17) and (18)
     above.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock, par value $.002 per share, and 9,211,031 shares of Preferred Stock, par value $.001 per share. At September 30, 1997, there were 19,379,607 shares of Common Stock outstanding, and no shares of Preferred Stock outstanding. Stock options and warrants for an aggregate of 4,492,707 shares of Common Stock were outstanding on such date.

COMMON STOCK

  The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor, provided that the per share amount, if any, of all dividends for the Common Stock in any fiscal year of the Company, shall not be greater than the per share amount, if any, of all dividends declared for the Preferred Stock during such fiscal year (assuming for the calculation of the per share amounts for Preferred Stock the conversion at the time of such calculation of all Preferred Stock into Common Stock). See "Dividend Policy." Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive, pro rata, all assets of the Company after payment of liabilities and payments to holders of Preferred Stock. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. All of the shares of Common Stock are, and the shares to be sold in this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized to issue up to 9,211,031 shares of Preferred Stock. The board of directors has the authority to issue Preferred Stock in one or more series and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, including the dividend, conversion, voting, redemption (including sinking fund provisions) and other rights, liquidation preferences and the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders of the Company. Because the terms of the Preferred Stock may be fixed by the board of directors of the Company without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed take-over of the Company, or to make the removal of management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Management of the Company is not aware of any such threatened transaction to obtain control of the Company.

WARRANTS

  As of September 30, 1997, warrants to purchase an aggregate of 1,541,635 shares of Common Stock were outstanding. Of the outstanding warrants, (i) warrants to purchase 1,011,896 shares were exercisable at a price of $8.4791 per share (the "1996 Warrants"), (ii) warrants to purchase 229,739 shares were exercisable at a price of $8.00 per share (the "1991 Warrants") and (iii) warrants to purchase 300,000 shares were exercisable at a price of $7.50 per share (the "1994 Warrants").

  Subject to certain exceptions, the exercise price per share for the 1996 Warrants is subject to adjustment, on a weighted average basis, upon the following events: (i) the issuance or sale of shares of Common Stock for a consideration per share of Common Stock less than the then current exercise price, (ii) the grant or sale by the Company of options for which the exercise price per share of Common Stock is less than the then current exercise price,
(iii) the issuance or sale by the Company of any securities convertible into shares of Common Stock for which the conversion price per share of Common Stock is less than the then current exercise price and (iv) a change in any exercise price or conversion price for options or convertible securities to a price below the then current exercise price. In such events, the number of shares issuable upon exercise of the 1996 Warrants is subject to a corresponding adjustment. In addition, the exercise price per 1996 Warrant is subject to a one-time adjustment, at the option of the holder of such 1996 Warrant, in the event that the average of the closing prices for the Common Stock on the Nasdaq National Market in any calendar month prior to August 1999 is less than $7.7083. In that event, the holder of each 1996 Warrant shall have the option to reset the exercise price to equal 110% of the average of the closing price for such month.

LIMITATION OF LIABILITY

  As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. As a result of these provisions, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

  The Company currently carries directors and officers liability insurance. In addition, the Company's By-laws provide for indemnification of all officers and directors against liabilities or expenses incurred in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Company's best interests, unless the action, suit or proceeding involves liability by the director or officer to the Company and no court determines that such director or officer is entitled to indemnification.

BUSINESS COMBINATION PROVISIONS

  The business combination provision contained in Section 203 of the Delaware General Corporation Law ("Section 203") defines an interested stockholder as any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation, or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a resident domestic corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholders became an interested stockholder, unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers, and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this Section; or (ii) the corporation by the action of its stockholders holding a majority of outstanding stock adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption).

  The Company has not elected out of the statute and, therefore, the restrictions imposed by Section 233 apply to the Company. These restrictions may have the effect of delaying, deferring or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, Hambrecht & Quist LLC, BancAmerica Robertson Stephens and Cowen & Company (the "Underwriters") have severally agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                       NUMBER OF
      NAME                                                              SHARES
      ----                                                             ---------
      Hambrecht & Quist LLC...........................................
      BancAmerica Robertson Stephens..................................
      Cowen & Company.................................................
                                                                       ---------
      Total........................................................... 2,500,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain closing certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all of the shares of Common Stock being offered hereby if any of such shares are purchased.

  The Underwriters propose to offer the underwritten shares in part directly to the public at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession not in excess of $    per share. The Underwriters may allow, and
such dealers may re-allow, a concession not in excess of $    per share to
certain other brokers and dealers. After the shares are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company has granted to the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 375,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 2,500,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares.

  The officers and directors of the Company have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly sell, offer, contract to sell, make any short sale, pledge or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock during the 90-day period following the date of this Prospectus, except that such individuals may transfer shares to members of their immediate families or to trusts the beneficiaries of which are such individuals and/or members of their immediate families, so long as such transferees agree not to dispose of such shares as provided above. Hambrecht & Quist LLC may release such officers and directors from such obligations from time to time without notice. In addition, the Company has agreed that for a period of 90 days after the effective date of the Registration Statement, it will not, without the consent of the Underwriters, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of Common Stock, or grant any option to purchase or right to acquire or acquire any option to dispose of any shares of Common Stock except in specified circumstances.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock.

  In addition, if the Underwriters over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with this offering, the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

  In general, the rules of the Commission will prohibit the Underwriters from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in the Company's Common Stock during the cooling off period.

                                 LEGAL OPINION

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Stroock & Stroock & Lavan LLP, New York, New York.

                                    EXPERTS

  The financial statements appearing in this Prospectus and contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are included and incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                         MAGAININ PHARMACEUTICALS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................   F-2
AUDITED FINANCIAL STATEMENTS
Balance Sheets as of December 31, 1996 and 1995...........................   F-3
Statements of Operations for the years ended December 31, 1996, 1995 and
 1994 and for the Period from June 29, 1987 (Inception) to December 31,
 1996, ...................................................................   F-4
Statements of Changes in Stockholders' Equity for the years ended December
 31, 1996, 1995 and 1994 and for the Period from June 29, 1987 (Inception)
 through December 31, 1996................................................   F-5
Statements of Cash Flows for the years ended December 31, 1996, 1995 and
 1994 and for the Period from June 29, 1987 (Inception) to December 31,
 1996.....................................................................   F-7
Notes to Financial Statements.............................................   F-8
UNAUDITED FINANCIAL STATEMENTS
Balance Sheet as of September 30, 1997....................................  F-17
Statements of Operations for the three months and nine months ended Sep-
 tember 30, 1997 and 1996.................................................  F-18
Statements of Cash Flows for the nine months ended September 30, 1997 and
 1996.....................................................................  F-19
Notes to Financial Statements.............................................  F-20

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Magainin Pharmaceuticals Inc.
Plymouth Meeting, Pennsylvania

  We have audited the accompanying balance sheets of Magainin Pharmaceuticals Inc. (a development stage company) as at December 31, 1996, and December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and for the period June 29, 1987 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Magainin Pharmaceuticals Inc. at December 31, 1996 and December 31, 1995 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and for the period June 29, 1987 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Richard A. Eisner & Company, LLP

                                          Richard A. Eisner & Company, LLP

New York, New York
January 29, 1997

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                             (IN THOUSANDS,
                                                            EXCEPT PER SHARE
                                                                AMOUNTS)
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $  2,072  $  1,880
  Short-term investments...................................   31,268    32,270
  Prepaid expenses and other current assets................      454       509
                                                            --------  --------
    Total current assets...................................   33,794    34,659
Fixed assets, net..........................................    2,506     1,476
Long-term investments......................................      --      9,516
Other assets...............................................       76        76
                                                            --------  --------
    Total assets........................................... $ 36,376  $ 45,727
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.................... $  5,145  $  4,080
  Note payable--current....................................      250       --
  Equipment lease obligations--current.....................      123       150
                                                            --------  --------
    Total current liabilities..............................    5,518     4,230
Note payable--long-term....................................      750       --
Equipment lease obligations--long-term.....................       38       161
Deferred rent..............................................      127       143
                                                            --------  --------
    Total liabilities......................................    6,433     4,534
                                                            --------  --------
Commitments, contingencies and other matters
Stockholders' equity:
  Preferred stock--$.001 par value; shares authorized--
   9,211; none issued
  Common Stock--$.002 par value; shares authorized--45,000;
   shares issued and outstanding--19,364 and 17,052........       39        34
  Additional paid-in capital...............................  125,134   105,662
  Unrealized gain on investments...........................       13       120
  Deficit accumulated during the development stage.........  (95,243)  (64,623)
                                                            --------  --------
    Total stockholders' equity.............................   29,943    41,193
                                                            --------  --------
    Total liabilities and stockholders' equity............. $ 36,376  $ 45,727
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                 JUNE 29, 1987
                                    YEAR ENDED DECEMBER 31,      (INCEPTION) TO
                                   ----------------------------   DECEMBER 31,
                                     1996      1995      1994         1996
                                   --------  --------  --------  --------------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Contract and government grant... $    150  $  2,056  $     85    $   2,983
  Related party contract..........      --        280       326        1,527
                                   --------  --------  --------    ---------
                                        150     2,336       411        4,510
                                   --------  --------  --------    ---------
Costs and Expenses:
  Research and development........   22,326    18,160    11,258       78,681
  General and administrative......    3,488     3,137     3,468       20,512
  Charge for stock issuance
   relating to royalty buyout.....    7,080       --        --         7,080
                                   --------  --------  --------    ---------
                                     32,894    21,297    14,726      106,273
                                   --------  --------  --------    ---------
Loss from operations..............  (32,744)  (18,961)  (14,315)    (101,763)
Interest income...................    2,172     1,778     1,207        7,210
Interest expense..................      (48)      (32)      (48)        (690)
                                   --------  --------  --------    ---------
Net loss.......................... $(30,620) $(17,215) $(13,156)   $ (95,243)
                                   ========  ========  ========    =========
Net loss per share................ $  (1.71) $  (1.17) $  (0.99)
                                   ========  ========  ========
Weighted average shares
 outstanding......................   17,938    14,696    13,301
                                   ========  ========  ========


   The accompanying notes are an integral part of these financial statements.

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                        DEFICIT   TREASURY
                            COMMON STOCK              ACCUMULATED   STOCK   UNREALIZED
                          ---------------- ADDITIONAL   DURING    --------- GAIN (LOSS)
                           NUMBER           PAID IN   DEVELOPMENT  NUMBER       ON
                          OF SHARES AMOUNT  CAPITAL      STAGE    OF SHARES INVESTMENTS
                          --------- ------ ---------- ----------- --------- -----------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
For the period from
 inception through
 December 31, 1996
Common Stock issued,
 $.002 per share
 (inception)............      374    $ 1     $  --      $   --       --         --
Common Stock issued,
 $2.00 per share........    1,750      3      3,496         --       --         --
Net loss................      --     --         --       (1,324)     --         --
                           ------    ---     ------     -------      ---        ---
Balance--December 31,
 1988...................    2,124      4      3,496      (1,324)     --         --
Acquisition of treasury
 shares, $.002 per
 share..................      --     --         --          --        54        --
Common Stock issued,
 $.002 to $.30 per
 share..................        2    --         --          --       --         --
Common Stock issued,
 exercise of options....        3    --         --          --       --         --
Common Stock issued,
 $3.00 per share........    1,000      2      2,998         --       --         --
Net loss................      --     --         --       (2,086)     --         --
                           ------    ---     ------     -------      ---        ---
Balance--December 31,
 1989...................    3,129      6      6,494      (3,410)      54        --
Fair value of warrants
 issued as
 compensation...........      --     --          41         --       --         --
Common Stock issued,
 $.002 to $.40 per
 share..................        5    --           1         --       --         --
Common Stock issued,
 $3.00 per share (net of
 expenses)..............       70    --         200         --       --         --
Common Stock issued,
 $4.00 per share (net of
 expenses)..............    1,000      2      3,972         --       --         --
Common Stock issued,
 $6.50 per share (net of
 expenses)..............      154    --         986         --       --         --
Common Stock issued,
 exercise of options....       75    --          13         --       --         --
Net loss................      --     --         --       (4,321)     --         --
                           ------    ---     ------     -------      ---        ---
Balance--December 31,
 1990...................    4,433      8     11,707      (7,731)      54        --
Common Stock issued,
 $4.00 per share........      176    --         702         --       --         --
Common Stock issued,
 exercise of warrants
 and options............      394      1      1,958         --       --         --
Fair value of warrants
 issued.................      --     --         250         --       --         --
Retirement of treasury
 stock..................      (54)   --         --          --       (54)       --
Common Stock issued
 pursuant to initial
 public offering, $9.00
 per share (net of
 expenses)..............    2,000      4     16,212         --       --         --
Net loss................      --     --         --       (5,351)     --         --
                           ------    ---     ------     -------      ---        ---
Balance--December 31,
 1991...................    6,949     13     30,829     (13,082)     --         --
Common Stock issued as
 compensation, $4.00 per
 share..................        1    --           2         --       --         --
Common Stock issued
 pursuant to initial
 public offering over-
 allotment, $9.00 per
 share (net of
 expenses)..............      105      1        865         --       --         --
Common Stock issued,
 exercise of options....       54    --          11         --       --         --
Net loss................      --     --         --       (8,459)     --         --
                           ------    ---     ------     -------      ---        ---
Balance--December 31,
 1992...................    7,109     14     31,707     (21,541)     --         --
Common Stock issued
 pursuant to public
 offering, $6.00 per
 share (net of
 expenses)..............    3,875      8     21,460         --       --         --
Common Stock issued,
 exercise of options....       76    --          48         --       --         --
Common Stock issued
 pursuant to private
 placement, $8.75 per
 share (net of
 expenses)..............    2,200      5     18,019         --       --         --
Net loss................      --     --         --      (12,711)     --         --
                           ------    ---     ------     -------      ---        ---
Balance--December 31,
 1993...................   13,260     27     71,234     (34,252)     --         --

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY--(CONTINUED)

                                                        DEFICIT   TREASURY
                            COMMON STOCK              ACCUMULATED   STOCK   UNREALIZED
                          ---------------- ADDITIONAL   DURING    --------- GAIN (LOSS)
                           NUMBER           PAID IN   DEVELOPMENT  NUMBER       ON
                          OF SHARES AMOUNT  CAPITAL      STAGE    OF SHARES INVESTMENTS
                          --------- ------ ---------- ----------- --------- -----------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Common Stock issued,
 exercise of options and
 warrants...............       60    --           29        --       --         --
Fair value of warrants
 issued to contract
 manufacturer...........      --     --          200        --       --         --
Unrealized loss on
 investments............      --     --          --         --       --        (169)
Net loss................      --     --          --     (13,156)     --         --
                           ------    ---    --------   --------      ---       ----
Balance--December 31,
 1994...................   13,320     27      71,463    (47,408)     --        (169)
Common Stock issued
 pursuant to public
 offering, $10.00 per
 share (net of
 expenses)..............    3,500      7      32,620        --       --         --
Common Stock issued,
 exercise of options....      107    --          329        --       --         --
Fair value of shares
 issued to contract
 manufacturer $10.00 per
 share..................      125    --        1,250        --       --         --
Carrying value
 adjustment.............      --     --          --         --       --         289
Net loss................      --     --          --     (17,215)     --         --
                           ------    ---    --------   --------      ---       ----
Balance--December 31,
 1995...................   17,052     34     105,662    (64,623)     --         120
Common Stock issued
 pursuant to private
 placement, $ 7.71 per
 share (net of
 expenses)..............    1,557      3      11,929        --       --         --
Fair value of shares
 issued pursuant to
 royalty buyout.........      550      1       7,059        --       --         --
Common Stock issued,
 exercise of options and
 warrants...............      205      1         484        --       --         --
Carrying value
 adjustment.............      --     --          --         --       --        (107)
Net loss................                                (30,620)     --         --
                           ------    ---    --------   --------      ---       ----
Balance--December 31,
 1996...................   19,364    $39    $125,134   $(95,243)     --        $ 13
                           ======    ===    ========   ========      ===       ====


   The accompanying notes are an integral part of these financial statements.

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                      FOR THE YEARS ENDED        JUNE 29, 1987
                                          DECEMBER 31,           (INCEPTION) TO
                                   ----------------------------   DECEMBER 31,
                                     1996      1995      1994         1996
                                   --------  --------  --------  --------------
                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net loss........................ $(30,620) $(17,215) $(13,156)   $ (95,243)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
    Fair value of stock, options
     and warrants issued..........    7,060     1,250       200        8,809
    Depreciation and
     amortization.................      625       456       551        3,809
    Deferred rent.................      (16)       (6)        7          127
    Changes in operating assets
     and liabilities:
      (Increase) decrease in
       prepaid expenses and other
       assets.....................       55       (28)       25         (645)
      Increase in accounts payable
       and accrued expenses.......    1,065       590       632        5,145
                                   --------  --------  --------    ---------
        Net cash used in operating
         activities...............  (21,831)  (14,953)  (11,741)     (77,998)
                                   --------  --------  --------    ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of investments.........  (28,019)  (62,948)  (20,856)    (182,852)
  Proceeds from maturities and
   sales of investments...........   38,430    44,821    33,884      151,595
  Capital expenditures............   (1,655)     (360)     (149)      (4,196)
                                   --------  --------  --------    ---------
        Net cash provided by (used
         in) investing
         activities...............    8,756   (18,487)   12,879      (35,453)
                                   --------  --------  --------    ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from notes payable.....    1,000       --        --         1,000
  Payments on capitalized
   equipment leases...............     (150)     (186)     (352)      (1,840)
  Proceeds from sale of stock and
   exercise of options and
   warrants.......................   12,417    32,956        29      116,363
                                   --------  --------  --------    ---------
        Net cash provided by (used
         in) financing
         activities...............   13,267    32,770      (323)     115,523
                                   --------  --------  --------    ---------
Net increase (decrease) in cash
 and cash equivalents.............      192      (670)      815        2,072
Cash and cash equivalents at
 beginning of period..............    1,880     2,550     1,735          --
                                   --------  --------  --------    ---------
Cash and cash equivalents at end
 of period........................ $  2,072  $  1,880  $  2,550    $   2,072
                                   ========  ========  ========    =========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
  Cash paid during the period for
   interest....................... $     48  $     32  $     48    $     439
                                   ========  ========  ========    =========

   The accompanying notes are an integral part of these financial statements.

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--THE COMPANY:

  Magainin Pharmaceuticals Inc. (the "Company") was incorporated on June 29, 1987. The Company is engaged in the development of medicines for serious diseases. The Company's development efforts are focused on anti-infectives, oncology and, pulmonary and allergic disorders.

  The Company is in the development stage, and its efforts have been principally devoted to research and development. The Company is subject to those risks associated with development stage companies. Substantial financing will be required by the Company to fund its research and development activities. There is no assurance that such financing will be available when needed or that the Company's research and development efforts will be successful.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results could differ from those estimates.

  Cash and Cash equivalents--The Company considers all highly liquid investment instruments purchased with a maturity of three months or less to be cash equivalents.

  Investments--Investments purchased with a maturity of more than three months, and which mature less than twelve months from the balance sheet date, are classified as short-term investments. Long-term investments are those with maturities greater than twelve months from the balance sheet date. The Company generally holds investments to maturity, however, since the Company may, from time to time, sell securities to meet cash requirements, the Company classifies its investments as available-for-sale as defined by Statement of Financial Accounting Standards ("SFAS"), No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Available-for-sale securities are carried at market value with unrealized gains and losses reported as a separate component of Stockholders' Equity. Gross realized gains and losses on the sales of investment securities are determined on the specific identification method and are included in interest income.

  Concentration of Credit--The Company invests generally in securities of the U.S. Treasury, U.S. government agencies, and U.S. government security-based money market funds. The Company has not experienced any losses on its investments.

  Fixed Assets and Depreciation--Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Equipment under capital leases and leasehold improvements are amortized using the straight-line method over the term of the respective lease, or their estimated useful lives, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred.

  Revenue recognition--Any revenues from research and development arrangements are recognized pursuant to the terms of the related agreements as work is performed, or as milestones are achieved.

  Research and development--Research and development costs are expensed as incurred.

  Patent costs--Patent-related costs are expensed as incurred.

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Lease expense--Expense related to the facility lease is recorded on a straight-line basis over the lease term. The difference between rent expense incurred and the amount paid is recorded as deferred rent and is amortized over the lease term.

  Income Taxes--The Company accounts for income taxes using the liability method as prescribed by Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

  Net loss per share--Net loss per share is computed by dividing the net loss by the weighted average number of shares of Common Stock outstanding during each period. Outstanding options and warrants have not been considered because their inclusion would have an antidilutive effect on net loss per share.

  New Pronouncements--In October 1995, the FASB issued SFAS 123 "Accounting for Stock-Based Compensation Arrangements". SFAS 123 permits a company to choose either a new fair value-based method of accounting for stock-based compensation, or retaining the current intrinsic value-based method of accounting for stock-based compensation provided for in APB Opinion 25. The statement requires pro forma disclosures of net income and earnings per share computed as if the fair value-based method had been applied in financial statements of companies that continue to follow the intrinsic value-based method of accounting. The Company has adopted SFAS 123 for disclosure purposes only, and as a result, the adoption of SFAS 123 will not materially impact the Company's results of operations.

  Reclassification--Certain reclassifications have been made to prior years' financial statements to conform to the 1996 presentation.

NOTE C--SHORT-TERM AND LONG-TERM INVESTMENTS:

  The Company invests in U.S. Treasury and U.S. Government agency securities. Excess cash is invested on a short-term basis in U.S. government based money market funds. Unrealized gains at December 31, 1996 total $13,000. The Company has not realized any losses on its investments.

NOTE D--FIXED ASSETS:

  Fixed assets are stated at cost and are summarized as follows (in thousands):

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
   Laboratory and office equipment...................    $3,766       $2,707
   Leasehold improvements............................     2,433        1,837
                                                         ------       ------
    Total............................................     6,199        4,544
   Less accumulated depreciation and amortization....     3,693        3,068
                                                         ------       ------
                                                         $2,506       $1,476
                                                         ======       ======

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE E--ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
   Accounts payable...................................    $  176       $  290
   Clinical trial costs...............................       720        1,333
   Manufacturing development costs....................     3,426        1,865
   Preclinical costs..................................       269          --
   Professional fees..................................       200          334
   Deferred contract income...........................        87           87
   Other..............................................       267          171
                                                          ------       ------
                                                          $5,145       $4,080
                                                          ======       ======

NOTE F--EQUIPMENT LEASE OBLIGATIONS:

  The Company leases equipment under various agreements with terms of 36 to 48 months and accounts for these leases as capital leases. Equipment purchases under these leases were approximately $0, $0, $399,000 and $2,003,000 for the years ended December 31, 1996, 1995, 1994 and the period June 29, 1987 (inception) through December 31, 1996, respectively. The net book value of the equipment held under capital leases was approximately $149,000 and $293,000 at December 31, 1996 and 1995, respectively.

  Future lease payments as of December 31, 1996 are as follows (in thousands):

     YEAR ENDING DECEMBER 31,
     1997................................................................. $131
     1998.................................................................   42
                                                                           ----
       Total..............................................................  173
     Less amounts representing interest...................................   12
                                                                           ----
     Present value of future lease payments at end of year................  161
     Less amounts due within one year.....................................  123
                                                                           ----
     Amounts due after one year........................................... $ 38
                                                                           ====

NOTE G--NOTE PAYABLE:

  In April 1996, the Company entered into a credit arrangement with a commercial bank under which up to $1,000,000 may be borrowed to finance the acquisition of equipment and the costs of improvements to the Company's leased facilities. Borrowings under this credit facility bear interest at a rate of 8.5% for the three-year term of the loan. The loan provides for monthly interest payments, with principal payments made in quarterly installments in the second and third year after borrowings. Under this credit arrangement, the Company has agreed to maintain, in an unrestricted investment account with the bank, an investment balance not less than the outstanding loan balance. Any amounts outstanding shall become immediately due and payable under certain circumstances, including the failure of the Company to maintain (i) a certain minimum cash and investment balance, and (ii) certain financial ratios.

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  As of December 31, 1996, the Company had borrowed $1,000,000 under this facility.

  The principal repayment obligations as of December 31, 1996 are as follows (in thousands):

     1997............................................................... $   250
     1998............................................................... $   500
     1999............................................................... $   250
                                                                         -------
     Total.............................................................. $ 1,000

NOTE H--STOCKHOLDERS' EQUITY:

  In August 1995, the Company consummated a public offering of 3,500,000 shares of Common Stock with proceeds to the Company (after underwriting discounts and offering expenses) of approximately $32,627,000.

  In October 1995, pursuant to an arrangement with a contract manufacturer, the Company issued to such manufacturer 125,000 shares of Common Stock with a fair value of $10 per share. In connection therewith, the Company recorded a non-cash charge to earnings of $1,250,000.

  In May 1996, the Company increased the number of its authorized common shares to 45,000,000.

  In August 1996, the Company completed a private placement of 1,556,763 shares of Common Stock, together with warrants as described below, with proceeds to the Company (after offering expenses) of approximately $11,932,000.

  In September 1996, pursuant to a buyout of a royalty arrangement, the Company issued 550,000 shares of Common Stock with a fair value of $12.87 per share. In connection, therewith, the Company recorded a non-cash charge to earnings of $7,060,000.

  Warrants--Under a 1991 credit agreement with certain stockholders, the Company granted warrants to the lenders to purchase an aggregate of 250,000 shares of Common Stock exercisable at $8 per share. These warrants expire in 2001. In connection therewith, the Company recorded a non-cash charge to earnings of $250,000 in 1991. At December 31, 1996, 229,739 of these warrants are outstanding.

  In October 1994, pursuant to an arrangement with a contract manufacturer, the Company granted to such manufacturer a warrant to purchase 300,000 shares of Common Stock exercisable at $7.50 per share. The warrant expires in 1999. In connection therewith, the Company recorded a non-cash charge to earnings of $200,000 in 1994.

  In August 1996, the Company completed a private placement of 1,556,763 shares of Common Stock, together with warrants to purchase an aggregate of 1,011,896 shares of Common Stock. The warrants are exercisable at $8.48 per share, and contain provisions to decrease the exercise price, and increase the issuable shares, under certain circumstances. Such circumstances include the issuance of shares of Common Stock by the Company for a consideration per share less than the exercise price of the warrants, and the issuance by the Company of securities convertible into shares of Common Stock for which the exercise or conversion price is less than the exercise price of the warrants. The warrant holders also have a one-time right, in the event the average price of the Company's Common Stock in any month prior to August 1999 falls below a certain level, to reduce the exercise price of the warrant to 110% of such average price.

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Stock option plans--In May 1991, the stockholders approved the 1990 Stock Option Plan (the "1990 Plan") which provides for the granting of options for the purchase of up to 160,000 shares of Common Stock. In May 1996, the stockholders approved the amended 1992 Stock Option Plan (the "1992 Plan") which provides for the granting of options for the purchase of up to 2,500,000 shares of Common Stock.

  The plans provide for the granting of incentive stock options and nonqualified stock options and are administered by a committee of the Board of Directors (except as to options awarded to non-employee directors as described below). The committee has the authority to determine the term during which an option may be exercised (provided that no option may have a term of more than 10 years), the exercise price of an option and the rate at which options may be exercised. Incentive stock options may be granted only to employees of the Company. Nonqualified stock options may be granted to employees, directors or consultants of the Company. For nonqualified stock options under the 1992 Plan and incentive stock options, the exercise price can not be less than the fair market value of the underlying Common Stock on the date of the grant. The 1992 Plan also provides for initial grants to nonemployee directors to purchase 15,000 shares of Common Stock, and annual grants thereafter of options to purchase 5,000 shares of Common Stock.

  In addition to the shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans, 734,383 shares of Common Stock are issuable upon exercise of outstanding options granted to officers, employees and consultants pursuant to other written agreements. The price for these options was set by the Board of Directors, or a committee designated by the Board, based upon an evaluation of the fair market value of the Company's Common Stock. The options vest over various periods, not exceeding five years, and expire no later than ten years from the date of grant.

  During 1994, a number of outstanding options with higher exercise prices were exchanged for fewer options with an exercise price equal to $3.75 per share. Pursuant to this program, 499,975 option shares were exchanged for 431,724 new option shares.

  The Company applies APB Opinion 25 and related Interpretations in accounting for its options. Accordingly, no compensation cost has been recognized for its stock option grants. Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant dates for awards consistent with the method of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                             1996       1995
                                                           ---------  ---------
   Net Loss................................... As reported $( 30,620) $( 17,215)
                                               Pro forma   $( 31,816) $( 17,410)
   Net Loss Per Share......................... As reported $   (1.71) $   (1.17)
                                               Pro forma   $   (1.78) $   (1.18)

  The resulting effect on pro forma net loss and net loss per share disclosed for 1996 and 1995 is not likely to be representative of the effects on net loss and net loss per share on a pro forma basis in future years, because 1995 and 1996 pro forma results include the impact of only one and two years, respectively, of grants and related vesting, while subsequent years will include additional years of grants and vesting.

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  A summary of the status of the Company's stock options as of December 31, 1994, 1995 and 1996, and changes during the years ending on those dates is presented below (in thousands, except per share data):

                                1996              1995              1994
                          ----------------- ----------------- -----------------
                                  WEIGHTED-         WEIGHTED-         WEIGHTED-
                                   AVERAGE           AVERAGE           AVERAGE
                          SHARES  EXERCISE  SHARES  EXERCISE  SHARES  EXERCISE
OPTIONS                   (000)     PRICE   (000)     PRICE   (000)     PRICE
-------                   ------  --------- ------  --------- ------  ---------
Outstanding at beginning
 of year................  2,048    $ 3.97   1,759     $3.07   1,563     $4.13
Granted.................    782    $10.56     504     $7.16     323     $5.49
Exercised...............   (196)   $ 2.56    (107)    $3.08     (25)    $1.14
Forfeited...............   (168)   $ 5.01    (108)    $4.90    (102)    $8.72
Outstanding at end of
 year...................  2,466    $ 6.07   2,048     $3.97   1,759     $3.07
Options exercisable at
 year-end...............  1,203    $ 3.00   1,157     $2.39     926     $1.89
Weighted-average fair
 value of options
 granted during the
 year...................  $7.54             $5.30               --

  The following table summarizes information about stock options outstanding at December 31, 1996 (in thousands, except per share data):

                             OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                             -------------------           ---------------------
                              WEIGHTED-AVERAGE   WEIGHTED-             WEIGHTED-
                   SHARES         REMAINING       AVERAGE    SHARES     AVERAGE
     RANGE       OUTSTANDING     CONTRACTUAL     EXERCISE  EXERCISABLE EXERCISE
EXERCISE PRICES  AT 12/31/96        LIFE           PRICE   AT 12/31/96   PRICE
---------------  ----------- ------------------- --------- ----------- ---------
$.002-$.40.....       146          2 years        $ .022        146     $ .022
$2.00-$3.75....      1062          6 years        $ 2.75        867     $ 2.54
$5.25-$8.00....       300          8 years        $ 6.70        139     $ 6.35
$9.13-$11.63...       943          9 years        $10.38         43     $ 9.18
$16.75-$16.75..        15          8 years        $16.75          8     $16.75
                    -----          -------        ------      -----     ------
$.002-$16.75...     2,466          7 years        $ 6.07      1,203     $ 3.00

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996: dividend yield of zero (.0%) percent, expected volatility of eighty-two (82%) and seventy-nine (79%) percent; respectively, risk-free interest rates ranging from 5.6% to 7.25%, and expected life of six years.

NOTE I--INCOME TAXES:

  The Company has approximately $85,522,000 of net operating loss ("NOL") carryforwards, and approximately $4,258,000 of research and development tax credits, available to offset future federal income tax, subject to limitations for alternative minimum tax. The NOL and research and development credit carryforwards are subject to examination by the tax authorities and expire in various years from 2003 through 2011. The NOL carryforward differs from the accumulated deficit due principally to differences in the recognition of certain research and development expenses for financial and federal income tax reporting.

  The Tax Reform Act of 1986 contains provisions that may limit the NOL and research and development credit carryforwards available to be used in any given year upon the occurrence of certain events, including

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

significant changes in ownership interest. A change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on that company's ability to utilize its NOL carryforwards from tax periods prior to the ownership change. The Company is subject to an annual limitation on the use of its NOL carryforwards and research and development credits pursuant to these provisions. The Company does not believe that such limitation will have a material adverse impact on the utilization of its carryforwards.

  The Company's NOL, research and development tax credit carryforwards and temporary differences represent a previously unrecognized tax benefit. Recognition of these benefits requires future income. Because the attainment of future income is uncertain, the Company has established a valuation allowance, which increased by approximately $7,698,000 during 1996, for the entire amount of the tax benefit.

  Significant components of the Company's deferred tax assets as of December 31, 1996 and 1995 are as follows (in thousands):

                                                              1996      1995
                                                            --------  --------
   Net operating loss carryforwards........................ $ 29,077  $ 24,533
   Research credits........................................    4,258     3,451
   Other (net).............................................    3,213       866
                                                            --------  --------
   Net deferred tax assets.................................   36,548    28,850
   Valuation allowance for deferred tax assets............. $(36,548) $(28,850)
                                                            --------  --------
   Total deferred tax assets............................... $    --   $    --
                                                            ========  ========

NOTE J--COLLABORATIVE AGREEMENTS:

  In 1990, the Company entered into a Research and License Agreement with Colgate-Palmolive Company ("Colgate") pursuant to which the Company received research funding of approximately $0, $280,000, $326,000, and $1,527,000 during the years ended December 31, 1996, 1995 and 1994 and during the period from June 29, 1987 (inception) to December 31, 1996, respectively. This agreement has expired, and the Company does not expect to receive any additional such funding.

  In August 1994, the Company entered into a collaboration in the nutritional field with Abbott Laboratories ("Abbott"). The Company recorded revenue of $150,000, $150,000 and $62,500 in the years ended December 31, 1996, 1995 and
1994, respectively, under this arrangement.

  The Company recorded revenues of $1.9 million in 1995 relating to the execution of an agreement in principle with Fisons plc ("Fisons") in September 1995, and the termination by Fisons of this arrangement in November 1995.

  Under license agreements, the Company will owe royalties on sales of certain of its proposed products. Additionally, certain of these agreements also provide that if the Company elects not to pursue the commercial development of any licensed technology, or does not adhere to an acceptable schedule of commercialization, then the Company's exclusive rights to such technology would terminate.

  The Company maintains relationships with, and funds research at, a number of institutions. These relationships typically provide the Company with an option to license any results of the research. Generally, the Company would be obligated to pay royalties based upon any revenue from the licenses.

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE K--401(K) PLAN:

  The Company maintains a 401(k) retirement plan available to all full-time, eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain contributions to the plan. No such contributions have been made through December 31, 1996.

NOTE L--COMMITMENTS, CONTINGENCIES AND OTHER MATTERS:

 Manufacturing

  The Company contracts with third parties for the manufacture of materials, and is working with Abbott Laboratories with regard to the manufacture of bulk Cytolex. The Company's current arrangement with Abbott provides for the development by Abbott of a chemical process to manufacture bulk Cytolex on a commercial scale, for the production of bulk Cytolex, and for Abbott to perform those activities necessary to submit a Drug Master File to the FDA in support of any filing for marketing approval of Cytolex. The arrangement with Abbott provides for cash payments by the Company through early 1998 aggregating approximately $12,900,000, as well as the issuance by the Company to Abbott of up to 500,000 shares of its Common Stock and the obligation to pay a royalty on future sales of Cytolex. Through December 31, 1996, the Company has paid Abbott approximately $8,600,000 under this arrangement. Stock issuances by the Company to Abbott will result in a charge to earnings, representing the fair value of the shares when issued. The Company issued 125,000 shares of Common Stock to Abbott in October 1995, resulting in a charge to earnings of $1,250,000 in 1995. Future stock issuances are related to the achievement by Abbott of contractual performance milestones which could begin to occur in 1997. Substantial additional funds will also be required to continue manufacturing development efforts beyond the term of this current arrangement.

  There are a limited number of companies which are currently able to produce materials on the scale which the Company expects to require to commercialize its compounds. There can be no assurance that qualified outside contractors will be available to manufacture materials for the Company, or do so at costs which are affordable by the Company. The Company is currently dependent upon Abbott for the production of bulk Cytolex, and, as described above, Abbott is currently conducting certain manufacturing development activities. The Company and Abbott have agreed that, upon completion of such activities, they will negotiate in good faith a supply agreement for the Company's worldwide supply needs of Cytolex. In the event that this agreement is not entered into, or Abbott does not otherwise continue to manufacture Cytolex, the Company's timeline to commercialize Cytolex would be adversely affected, and the Company may need to spend substantial funds on securing other manufacturing arrangements or building a manufacturing infrastructure, and licensing applicable manufacturing related technology from such contract manufacturer.

  The Company also expects to conduct significant manufacturing development activities for its other products under development.

 Rent

  The Company has entered into an operating lease for its laboratory and corporate office facility. The lease provides for minimum annual rent payments through 1999 as follows (in thousands):

     YEAR ENDING DECEMBER 31,
       1997................................................................ $322
       1998................................................................  335
       1999................................................................  319

                         MAGAININ PHARMACEUTICALS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The lease provides for escalations relating to increases in real estate taxes and certain operating expenses.

  Rent expense was approximately $310,000, $297,000, $291,000, and $1,978,000 for the years ended December 31, 1996, 1995 and 1994, and for the period from June 29, 1987 (inception) to December 31, 1996, respectively.

                         MAGAININ PHARMACEUTICALS INC.

                                 BALANCE SHEETS

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT
                                                         PER SHARE AMOUNTS)
                       ASSETS
Current assets:
  Cash and cash equivalents.........................   $     365     $  2,072
  Short-term investments............................      24,764       31,268
  Prepaid expenses and other current assets.........         437          454
                                                       ---------     --------
    Total current assets............................      25,566       33,794
Fixed assets, net...................................       3,003        2,506
Other assets........................................          71           76
                                                       ---------     --------
    Total assets....................................   $  28,640     $ 36,376
                                                       =========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.............   $   4,973     $  5,145
  Note payable--current.............................         500          250
  Equipment lease obligations--current..............          64          123
                                                       ---------     --------
    Total current liabilities.......................       5,537        5,518
Note payable--long term.............................       1,000          750
Equipment lease obligations--long term..............         --            38
Deferred rent.......................................         104          127
                                                       ---------     --------
    Total liabilities...............................       6,641        6,433
                                                       ---------     --------
Commitments, contingencies and other matters
Stockholders' equity:
  Preferred stock--$.001 par value; shares
   authorized--9,211, none issued...................         --           --
  Common Stock--$.002 par value; shares authorized--
   45,000; shares issued and outstanding--19,380 and
   19,364...........................................          39           39
  Additional paid-in capital........................     125,209      125,134
  Unrealized gain on investments....................          17           13
  Accumulated deficit...............................    (103,266)     (95,243)
                                                       ---------     --------
    Total stockholders' equity......................      21,999       29,943
                                                       ---------     --------
    Total liabilities and stockholders' equity......   $  28,640     $ 36,376
                                                       =========     ========

           See accompanying notes to unaudited financial statements.

                         MAGAININ PHARMACEUTICALS INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                       THREE MONTHS ENDED   NINE MONTHS ENDED
                                         SEPTEMBER 30,        SEPTEMBER 30,
                                       -------------------  -------------------
                                         1997      1996       1997      1996
                                       --------- ---------  --------  ---------
                                          (IN THOUSANDS, EXCEPT PER SHARE
                                                     AMOUNTS)
Revenues:
  Related party contract.............  $    --   $     --   $    --   $     --
  Contract and government grant......        13         37    10,088        112
                                       --------  ---------  --------  ---------
                                             13         37    10,088        112
                                       --------  ---------  --------  ---------
Costs and expenses:
  Research and development...........     6,327      5,788    16,864     17,870
  General and administrative.........       826        789     2,475      2,378
  Charge for stock issuance relating
   to royalty buy out................       --       7,080       --       7,080
                                       --------  ---------  --------  ---------
                                          7,153     13,657    19,339     27,328
                                       --------  ---------  --------  ---------
Loss from operations.................    (7,140)   (13,620)   (9,251)   (27,216)
Interest income......................       431        546     1,301      1,648
Interest expense.....................       (29)        (8)      (73)       (18)
                                       --------  ---------  --------  ---------
Net loss.............................  $ (6,738) $ (13,082) $ (8,023) $ (25,586)
                                       ========  =========  ========  =========
Net loss per share...................  $   (.35) $    (.72) $   (.41) $   (1.47)
                                       ========  =========  ========  =========
Weighted average shares outstanding..    19,369     18,209    19,366     17,459


           See accompanying notes to unaudited financial statements.

                         MAGAININ PHARMACEUTICALS INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................. $ (8,023) $(25,586)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Fair value of stock, options and warrants issued.......      --      7,080
    Depreciation and amortization..........................      709       428
    Deferred rent..........................................      (23)      (12)
    Decrease in prepaid expenses and other assets..........       22        34
    Increase (decrease) in accounts payable and accrued
     expenses..............................................     (172)    2,941
                                                            --------  --------
      Net cash used in operating activities................   (7,487)  (15,115)
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments.................................  (37,426)  (24,883)
  Proceeds from maturities and sales of investments........   43,934    27,933
  Capital expenditures.....................................   (1,206)   (1,253)
                                                            --------  --------
      Net cash provided by investing activities............    5,302     1,797
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings on notes payable................      625       500
  Payments on notes payable................................     (125)      --
  Payments on capitalized equipment leases.................      (97)     (115)
  Proceeds from sale of securities and exercise of options
   and warrants............................................       75    12,419
                                                            --------  --------
      Net cash provided by financing activities............      478    12,804
                                                            --------  --------
NET (DECREASE) IN CASH AND CASH EQUIVALENTS................   (1,707)     (514)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........    2,072     1,880
                                                            --------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................. $    365  $  1,366
                                                            ========  ========


           See accompanying notes to unaudited financial statements.

                         MAGAININ PHARMACEUTICALS INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

(A) BASIS OF PRESENTATION

  The accompanying condensed financial statements do not include all of the information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, but in the opinion of management, contain all adjustments (which consist of only normal recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

  The condensed financial statements should be read in conjunction with the audited financial statements as of December 31, 1996 and for the year then ended, included in the Company's 1996 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

  As a result of revenues earned during the nine months ended September 30, 1997, the Company is no longer in the development stage.

(B) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
     Accounts payable................................    $  209        $  176
     Clinical trial costs............................       726           720
     Manufacturing development costs.................     2,273         3,426
     Preclinical costs...............................       357           269
     Regulatory costs................................       577           --
     Professional fees...............................       163           200
     Accrued compensation and benefits...............       612             4
     Other...........................................        56           350
                                                         ------        ------
                                                         $4,973        $5,145
                                                         ======        ======

(C) NOTE PAYABLE

  The Company entered into a credit arrangement in 1996 with a commercial bank under which up to $1,000,000 may be borrowed to finance the acquisition of equipment and the costs of improvements to the Company's leased facilities. Borrowings under this credit facility bear interest at a rate of 8.5% for the three year term of the loan. The loan provides for monthly interest payments, with principal payments made in quarterly installments in the second and third year after borrowings. Under this credit arrangement, any amounts outstanding shall become immediately due and payable under certain circumstances, including the failure of the Company to maintain certain minimum cash and investments balance, and financial ratios.

  As of September 30, 1997, the Company has borrowed $875,000 under this facility.

  The Company entered into an additional credit arrangement in 1997 under which up to $1,500,000 may be borrowed. Borrowings under this credit facility bear interest at the prime rate minus one quarter percent, to be established at the time of borrowing. The loan provides for monthly interest payments, with all principal due April 1999. Under this credit arrangement, any amounts outstanding shall become immediately due and payable under certain circumstances, including the failure of the Company to maintain certain minimum cash and investments balance, and financial ratios.

  As of September 30, 1997, the Company has borrowed $625,000 under this facility.

                         MAGAININ PHARMACEUTICALS INC.

                                  (UNAUDITED)


(D) COLLABORATIVE AGREEMENTS

  In February 1997, the Company entered into a development, supply and distribution agreement (the "Agreement") in North America with SmithKline Beecham ("SB") for Cytolex(TM). SB has paid the Company $10.0 million under this Agreement, and may make additional payments to Magainin of up to $22.5 million, upon the occurrence of certain product milestones. SB will also fund a percentage of any development expenses for any additional indications for Cytolex(TM). Upon the commencement of commercial sales by SB, Magainin will be responsible for the supply of Cytolex(TM) and SB will be responsible for the marketing and sales of Cytolex(TM). Magainin will receive certain percentages of SB sales revenues under agreed upon terms. The Agreement also gives SB the right to negotiate for rights to another Magainin product development candidate, under certain terms and conditions.

(E) NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued FAS No. 128, "Earnings per Share," which is effective for financial statements for fiscal years ending after December 15, 1997. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, making such standards comparable to international EPS standards. The Company intends to adopt FAS No. 128 for its fiscal year ending December 31, 1997; early adoption is not permitted. The Company does not expect that the effect of adopting FAS No. 128 will be material.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UN-
  DERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
   Available Information.................................................   2
   Information Incorporated by Reference.................................   2
   Prospectus Summary....................................................   3
   Risk Factors..........................................................   7
   Use of Proceeds.......................................................  16
   Price Range of Common Stock...........................................  16
   Dividend Policy.......................................................  16
   Capitalization........................................................  17
   Dilution..............................................................  17
   Selected Financial Data...............................................  18
   Management's Discussion and Analysis of Financial Condition and
    Results of Operations................................................  19
   Business..............................................................  24
   Directors and Management..............................................  36
   Principal Stockholders................................................  38
   Description of Capital Stock..........................................  40
   Underwriting..........................................................  43
   Legal Opinion.........................................................  44
   Experts...............................................................  44
   Index to Financial Statements......................................... F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,500,000 SHARES

                         MAGAININ PHARMACEUTICALS INC.

                                  COMMON STOCK

                                --------------
                                   PROSPECTUS
                                --------------

                               HAMBRECHT & QUIST

                        BANCAMERICA ROBERTSON STEPHENS

                                COWEN & COMPANY

                                      , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.

   Commission fee..................................................... $  9,531
   NASD registration fee..............................................    3,590
   Nasdaq listing fee.................................................   17,500
   Legal fees and expenses............................................  100,000
   Blue Sky Fees and expenses.........................................   15,000
   Printing and engraving expenses....................................  100,000
   Accounting fees and expenses.......................................   25,000
   Miscellaneous......................................................    4,379
                                                                       --------
     Total............................................................ $275,000
                                                                       ========

---------------------
*To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.
Article 9 of the Company's By-Laws provides for the indemnification of directors, officers, employees and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  The Company's By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

ITEM 16. LISTS OF EXHIBITS

  The exhibits filed as part of this registration statement are as follows:

   EXHIBIT
   NUMBER                           DESCRIPTION
   -------                          -----------
     1.1*  Underwriting Agreement
     5.1*  Opinion of Morgan, Lewis & Bockius LLP regarding legality of
            Securities being registered.

   EXHIBIT
   NUMBER                            DESCRIPTION
   -------                           -----------
   23.1*   Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).
   23.2**  Consent of Richard A. Eisner & Company, LLP.
   24.1*   Powers of Attorney (included on signature page).

---------------------

* Previously filed.

** Filed herewith.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificates of Incorporation, its By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraph (1)(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN PLYMOUTH MEETING, PENNSYLVANIA, ON NOVEMBER 10, 1997.

                                          Magainin Pharmaceuticals Inc.

                                                      /s/ Jay Moorin
                                          By: _________________________________
                                                        JAY MOORIN
                                               CHAIRMAN, PRESIDENT AND CHIEF
                                                     EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS AND BY JAY MOORIN AS ATTORNEY-IN-FACT FOR THE SPECIFIED PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                          TITLE
                                                                      DATE

                                       Chairman of the Board,
           /s/ Jay Moorin               President and Chief       November 10,
_____________________________________   Executive Officer             1997
             JAY MOORIN                 (Principal Executive
                                        Officer)

                  *                    Executive Vice             November 10,
_____________________________________   President, Chief              1997
        MICHAEL R. DOUGHERTY            Financial Officer and
                                        Director (Principal
                                        Financial and
                                        Accounting Officer)

                  *                    Vice Chairman of the       November 10,
_____________________________________   Board and Executive           1997
   MICHAEL A. ZASLOFF, M.D., PH.D.      Vice President

                  *                    Executive Vice President   November 10,
_____________________________________   and Director                  1997
         ROY C. LEVITT, M.D.

                  *                    Director                   November 10,
_____________________________________                                 1997
        BERNARD CANAVAN, M.D.

                  *                    Director                   November 10,
_____________________________________                                 1997
       ZOLA P. HOROVITZ, PH.D.

                  *                    Director                   November 10,
_____________________________________                                 1997
      CHARLES A. SANDERS, M.D.

                  *                    Director                   November 10,
_____________________________________                                 1997
          ROBERT F. SHAPIRO

                  *                    Director                   November 10,
_____________________________________                                 1997
      JAMES B. WYNGAARDEN, M.D.

              /s/ Jay Moorin
*By: _____________________________________
                JAY MOORIN
             ATTORNEY-IN-FACT

 EXHIBIT                                                                 PAGE
 NUMBER                             DOCUMENT                            NUMBER
 -------                            --------                            ------
  1.1*   Underwriting Agreement.......................................
  5.1*   Opinion of Morgan, Lewis & Bockius LLP regarding legality of
          Securities being registered. ...............................
 23.1*   Consent of Morgan, Lewis & Bockius LLP (included in its
          opinion filed as Exhibit 5.1 hereto). ......................
 23.2**  Consent of Richard A. Eisner & Company, LLP. ................
 24.1*   Powers of Attorney (included on the signature page). ........

---------------------

 * Previously filed

** Filed herewith.